EXHIBIT 1

Rio Narcea Gold Mines, Ltd.

Annual Information Form
For the year ended December 31, 2005
Dated March 29, 2006

Rio Narcea

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Rio Narcea Gold Mines, Ltd.

TABLE OF CONTENTS

PRELIMINARY NOTES

3

GLOSSARY OF MINING TERMS

5

THE COMPANY AND INTERCORPORATE RELATIONSHIPS

9

GENERAL DEVELOPMENT OF THE BUSINESS

10

DESCRIPTION OF THE BUSINESS

15

DESCRIPTION OF MINES, DEVELOPMENT PROJECTS AND EXPLORATION PROPERTIES

35

DIVIDENDS

63

DESCRIPTION OF CAPITAL STRUCTURE

63

NATURE OF TRADING MARKET

64

DIRECTORS AND OFFICERS OF THE COMPANY

65

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

70

TRANSFER AGENT AND REGISTRAR

70

MATERIAL CONTRACTS

70

INTERESTS OF EXPERTS

71

ADDITIONAL INFORMATION

71

SCHEDULE “A”

72

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Rio Narcea Gold Mines, Ltd.

PRELIMINARY NOTES

Reporting Currency and Financial Information

The United States dollar is the reporting currency of the Company. Monetary amounts are stated in United States dollars, except where otherwise specifically stated.

Although the United States Dollar is the reporting currency of the Company, a table of Canadian$/U.S.$ and Euro/U.S.$ exchange rates are supplied below for those numbers that are expressed in Canadian dollars (as indicated by Cdn$) or Euros (as indicated by Euro or €). The following table sets forth (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of each of the periods indicated; (ii) the average exchange rates in effect on the last day of each month during such periods; (iii) the high and low exchange rates during such periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Years ended December 31,
	2005	2004	2003	2002	2001
Exchange Rate at End of Period	$0.8579	$0.8310	$0.7738	$0.6329	$0.6279
Average Exchange Rate During Period	$0.8282	$0.7719	$0.7186	$0.6370	$0.6446
High Exchange Rate	$0.8690	$0.8493	$0.7738	$0.6619	$0.6669
Low Exchange Rate	$0.7872	$0.7158	$0.6349	$0.6200	$0.6279

As of March 29, 2006, the noon buying rate in New York City for cable transfer in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was U.S.$ 0.8531 = $1.00 Canadian.

The following table sets forth (i) the rates of exchange for the Euro, expressed in U.S. dollars, in effect at the end of each of the periods indicated; (ii) the average exchange rates in effect on the last day of each month during such periods; (iii) the high and low exchange rate during such periods, in each case based on the official exchange rate published by the European Central Bank.

	Years ended December 31,
	2005	2004	2003	2002	2001
Exchange Rate at End of Period	$1.1797	$1.3621	$1.2630	$1.0487	$0.8813
Average Exchange Rate During Period	$1.2380	$1.2462	$1.1418	$0.9511	$0.8910
High Exchange Rate	$1.3507	$1.3633	$1.2630	$1.0487	$0.9293
Low Exchange Rate	$1.1667	$1.1802	$1.0377	$0.8578	$0.8480

As of March 29, 2006, the official exchange rate published by the European Central Bank was U.S.$1.2012 = €1.00.

All financial information in this Annual Information Form is derived from accounting records prepared in accordance with Canadian generally accepted accounting principles, except where otherwise specifically stated.

Weights and Amounts

Weights of soil and minerals are expressed in tonnes. A metric tonne is equivalent to 2,204 pounds. Amounts of precious metals are expressed in troy ounces (“ounces” or “oz”) or grams (“g”) and amounts of base metals are expressed in pounds (“lbs”) or  tonnes.

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Metric Conversion Table

To metric

To convert

measurement unit

Multiply by

Acres

Hectares

0.404686

Miles

Kilometres

1.609344

Ounces (troy)

Kilograms

0.0311035

Ounces (troy)

Grams

31.10348

Pounds

Kilograms

0.453592

Tons

Tonnes

0.907185

Troy ounces/ton

Grams/tonne

34.2857

Yards

Metres

0.9144

Feet

Metres

0.305

Forward-Looking Statements

This Annual Information Form, contains “forward-looking statements”, which are prospective and reflect management’s expectations regarding Rio Narcea's future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “anticipate”, “believe”, “expect”, “intend” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s beliefs and are based on information currently available to management. Forward-looking statements are subject to significant risks, uncertainties, assumptions and other factors. A number of factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this Annual Information Form, are based upon what management believes to be reasonable assumptions, Rio Narcea cannot assure prospective purchasers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this Annual Information Form and Rio Narcea assumes no obligation to update or revise them to reflect new events or circumstances.

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GLOSSARY OF MINING TERMS

adit - a horizontal passage from the surface into a mine, commonly called a tunnel.

alteration - any change in the mineralogic composition of a rock that is brought about by reactions with hydrothermal solutions.

breccia - rock fragmented into angular components.

bulk flotation - froth flotation of a combined valuable minerals concentrate (in this case Cu/Ni combined). Froth flotation is a separation process whereby valuable minerals are made aerophilic by the use of chemical collector reagents and are thus transferred to a floating froth generated by blowing air into intensely agitated mineral pulp.

by-product credit - revenue, net of transportation, refining and treatment charges, from the sale of metals derived in conjunction with the production of the primary mine metal. The revenue is applied as a reduction to the primary metal cash costs calculations.

calcite - calcium carbonate with hexagonal crystallization; a mineral found in limestone, chalk and marble.

call option - an option giving the purchaser the right, but not the obligation, to buy a predetermined asset at a predetermined (strike) price on or before a fixed date.

cash cost - includes mine costs, production costs, royalties, marketing and refining charges, net of by-product credits.

cut-off grade - the lowest grade of mineralization considered economic; used in mineral reserves estimates in a given deposit.

cut and fill - A method of stoping in which ore is removed in slices, or lifts, and then the excavation is filled with rock or other waste material known as back fill, before the subsequent slice is mined.

cyanidation - a method of extracting gold and/or silver in a weak solution of sodium or potassium cyanide.

differential flotation - froth flotation of separate valuable mineral concentrates (in this case Cu and Ni concentrates). Froth flotation is a separation process whereby valuable minerals are made aerophilic by the use of chemical collector reagents and are thus transferred to a floating froth generated by blowing air into intensely agitated mineral pulp.

dip - the angle at which a vein, structure or rock bed is inclined from the horizontal, measured at right angles to the strike.

dolomite - a common rock consisting of calcium magnesium carbonate material.

doré - unrefined gold and silver bars usually consisting of approximately 70% precious metals which will be further refined to almost pure metal.

epithermal - a type of  hydrothermal mineral deposit formed within about 1 kilometre of the earth's surface and in the temperature range 50 to 200 ºC occurring mainly in veins.

flotation - a milling process by which some mineral particles are induced, by the introduction of specific reagents, to become attached to bubbles and float while other particles sink, so the valuable minerals are concentrated and separated from the worthless gangue or waste.

footwall - a mass of rock beneath a geological feature such as a fault or an orebody.

formation - the ordinary unit of geologic mapping consisting of a large and persistent stratum of rock.

forward sales - sales of a commodity for delivery at a predetermined price and future date.

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gabbro - a coarse-grained mafic intrusive rock composed mainly of plagioclase and pyroxene.

gneiss - a foliated metamorphic rock characterized by alternating bands of light and dark minerals.

gold equivalent - gold and silver or silver expressed in equivalent ounces of gold using a conversion ratio dependent on prevailing gold and silver prices.

granodiorite - a plutonic rock consisting of quartz, calcic oligoclase or andesine and orthoclase, with biotite, hornblende or pyroxene as mafic constituents.

gravity concentration - a process to recover gold from ground ore using the different specific gravity of the minerals to separate them.

greisen - a hydrothermally altered granitic rock chiefly composed of quartz, muscovite mica, tourmaline and topaz.

heap leaching - a process whereby gold is extracted by “heaping” broken ore on sloping impermeable pads and continually applying to the heaps a weak cyanide solution, which dissolves the gold content. The gold-laden solution is then collected for gold recovery.

hedging - an arrangement which effectively offsets a commodity price, exchange or interest rate risk inherent in another transaction or arrangement.

hornfels - a fine-grained rock typically formed by contact metamorphism.

hydrothermal - pertaining to heated water, particularly of magmatic origin associated with the formation of mineral deposits or the alteration of rocks.

igneous - said of a rock or material which solidified from molten material.

infill drilling - diamond drilling within a group of previously drilled holes to provide additional geological information to more accurately define the parameters of the mineralization.

intrusive - said of an igneous rock that invades older rocks.

kriging - a geostatistical estimation method for calculating a geological three dimensional model for the estimation of mineral resources and proven and probable reserves. This method was developed to provide the best linear-unbiased estimate for grade based on a least square minimization of the error estimation.

leaching - the process in which a soluble metallic compound is extracted from ore by dissolving the metals in a solvent; see cyanidation.

level - a horizontal opening in a mine; levels are usually established at regular intervals.

LIBOR - the prime interest rate per annum at which deposits in U.S. dollars are loaned by banks in the London interbank market.

limestone - a carbonate-rich sedimentary rock.

mark-to-market valuation - the process of evaluating derivative financial instruments based on current market conditions, including spot price, volatility, interest rates, etc versus its book value.

mineralized zone - any mass of host rock in which minerals of potential commercial value occur.

mineral reserve - the economically mineable part of the measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A reserve includes diluting materials and allowances for losses that may occur when the material is mined.

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probable mineral reserve - the economically mineable part of an indicated, and in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

proven mineral reserve - the economically mineable part of the measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

mineral resource - a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of resource are known, estimated or interpreted from specific geological evidence and knowledge.

inferred mineral resource - that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

indicated mineral resource - that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

measured mineral resource - that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

net smelter return (“NSR”) - payable amounts of metal less the cost of refining at an off-site refinery .

operating costs - include site costs for mining, processing and administration but are exclusive of  financing costs and capital costs.

ore - material that contains one or more minerals, at least one of which can be recovered at a profit.

ounces - troy ounces of a fineness of 999.5 parts per 1,000 parts, equal to 31.1035 grams.

PGM - Platinum group metals (PGM): platinum, palladium, rhodium, ruthenium, iridium and osmium have been named the noble metals because of their high resistance to oxidation and corrosion. Rare and costly, they are mainly used in catalysts, electronics and jewelry.

put option - an option giving the purchaser the right, but not the obligation, to sell a predetermined asset at a predetermined (strike) price on or before a fixed date.

quartzite - a silica-rich metamorphic rock formed from sandstone.

reclamation - the process by which lands disturbed as a result of mining activity are reclaimed back to a beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery, other physical remnants of mining, closure of tailings impoundments, leach pads and other mine features, and contouring, covering and revegetation of waste rock piles and other disturbed areas.

refractory ore - gold mineralized material in which the gold is not amenable to recovery by conventional cyanidation without any pre-treatment. The refractory nature can be either silica or sulfide encapsulation of the gold or the presence of naturally occurring carbon which reduces gold recovery.

shaft - a vertical passageway to an underground mine for moving personnel, equipment, supplies and material including ore and waste rock.

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skarn - coarse-grained hornfels composed of garnet, plus other silicate minerals and sometimes calcite.

strike - the direction, or course or bearing, of a vein or rock formation measured on a level surface.

stripping ratio - the ratio of the amount of waste material which must be removed in an open pit to allow one tonne of ore to be mined.

sulfide - a group of minerals in which one or more metals are found in combination with sulfur.

tailings - material rejected from a mill after the valuable minerals have been recovered.

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Rio Narcea Gold Mines, Ltd.

THE COMPANY AND INTERCORPORATE RELATIONSHIPS

The Company was incorporated under the Canada Business Corporations Act on February 22, 1994.

Rio Narcea’s registered office is located at Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, Canada M5H 3C2. Rio Narcea’s principal operations office is located at c/ Secundino Roces Riera,3-20,Centro de Empresas Asipo I, Parque Empresarial de Asipo, 33428 Cayés-Llanera, Asturias, Spain.

The following chart illustrates the Company’s main assets and subsidiaries (the “subsidiaries”), together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities held by the Company as of March 29, 2006.

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As used in this annual information form, except as otherwise required by the context, reference to the “Company” or “Rio Narcea” means Rio Narcea Gold Mines, Ltd. and the Subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Rio Narcea is engaged in the acquisition, exploration, development and operation of base and precious metals properties in Spain, Portugal and Mauritania. Following a thorough performance review of the El Valle and the Carlés gold mines, located in northern Spain, the Company has decided to close operations at El Valle and Carlés by the end of 2006  (refer to “Description of Mines, Development projects and Exploration Properties – Gold Operations – El Valle Mine – Carlés Mine”). The Company has recently commissioned the Aguablanca nickel mine in southern Badajoz Spain and has commenced construction at the Tasiast gold project, which it acquired in September 2004 (refer to “Description of Mines, Development Projects and Exploration Properties – Gold Development Projects – Tasiast Project” and refer to “Description of Mines, Development Projects and Exploration Properties –Nickel Operations – Aguablanca Project”).  The Regional Government of Asturias recently rejected the application for “change of land use” required to develop the Salave project. The decision, which was not based on environmental factors, was not anticipated because it contradicted several other authorizations received by the Company. The Company commenced legal applications to the local courts seeking reversal of the decision and/or monetary compensation (refer to “Description of Mines, Development Projects and Exploration Properties – Gold Development Project – Salave Gold Project”).

The Company completed its initial public offering and its common shares (the “Common Shares”) were listed on the Toronto Stock Exchange (the “TSX”) on July 8, 1994 under the symbol “RNG”. On February 25, 2004, the Common Shares also commenced trading on the American Stock Exchange (the “AMEX”) under the symbol “RNO”. On September 11, 2003, the Company’s Common Share purchase warrants (the “Warrants”) were listed and posted for trading on the TSX under the symbol “RNG.WT”.

Three Year History

Aguablanca Nickel Mine

In August 2003, the Company had received the “Reserva Definitiva” mineral license for the Aguablanca project which secured its exclusive right to exploit the Aguablanca deposit.

In August 2003, the Company completed a $47 million debt facility with Investec Bank (UK) Ltd. (“Investec”) and Macquarie Bank Ltd. (“Macquarie”) for the construction of the Aguablanca mine. The project financing facility includes a senior amortizing loan facility of $40 million repayable in semi-annual installments, a subordinated loan facility of $5 million, a stand-by senior cost over-run facility of $2 million, a nickel and copper hedging facility to cover the equivalent of 50% of payable nickel during the term of the loan (equivalent to 18% of the current open pit reserves), and a foreign exchange hedging facility to cover the equivalent of 66% of the estimated operating expenses denominated in Euros during the term of the loan. The subordinated loan facility of $5 million can be satisfied, at the option of the lenders, through the exercise of options which will entitle the lenders to purchase 3,496,502 Common Shares at an exercise price of $1.43 per share. The exercise price was calculated at a 130% premium to the average closing price of the Common Shares during the months of November and December 2002, when the terms of the loan facility were negotiated. The loan facilities are secured over the shares of RNR, S.A. and certain other assets relating to the Aguablanca mine.

In March 2004, the debt facility with Investec and Macquarie was amended such that Rio Narcea was no longer required to hedge its nickel production for the first $30 million of drawdown under the debt facility and the Company drew $30 million under the debt facilities in order to complete construction of the Aguablanca mine. Due to enhanced economics of the project, the repayment schedule of the debt facility was reduced, and the last repayment is now scheduled for August 2008.

In connection with the drawdown agreement, the Company has entered into copper forward contracts for a total of 17,066 tonnes of copper with maturities until September 2008 at an average price of €1,853 per tonne (equivalent to $2,260 per tonne or $1.00 per pound, at the exchange rate ruling on the date of the transaction). In addition, the Company has entered into U.S. dollar/Euro forward contracts for a total of $16.9 million with maturities until September 2008 at an exchange rate of $1.22/€.

In mid-December 2004, the construction of the Aguablanca open pit mine and its on-site processing facilities was finalized and the Aguablanca mine was successfully commissioned and performance tests were successfully completed by Fluor Corporation, the

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contractor, by the end of February 2006. The mine plan and process facilities have been designed for annual production of 18 million pounds of nickel, 11 million pounds of copper and 20,000 ounces of PGM.

In conjunction with commencement of open pit operations, a 2,700 metre-long ramp to access the mineralization below the Aguablanca open pit was developed and completed in 2005, which has facilitated commencement of an underground infill drilling program to test the continuation of ore at depth. Infill and exploration drilling both from underground and surface will continue during 2006.

The capital expenditures for construction of the Aguablanca mine, excluding working capital, amounted to €64 million (approximately $76 million).

Tasiast Project and Acquisition of Defiance

On September 3, 2004, Rio Narcea indirectly acquired all of the shares of Defiance Mining Corporation (“Defiance”), a gold exploration, development and production company with assets in West Africa and Central America, on the basis of one Common Share for every 5.25 shares of Defiance. Each outstanding warrant of Defiance entitles the holder to receive upon exercise, in lieu of the number of Defiance common shares otherwise issuable upon exercise thereof, that number of Common Shares equal to the number of Defiance common shares issuable under such Defiance warrant divided by 5.25 at an exercise price per Common Share equal to the exercise price per Defiance common share of such Defiance warrant multiplied by 5.25, and each Defiance option was exchanged for a Rio Narcea replacement option to purchase that number of Common Shares equal to the number of Defiance common shares issuable under such Defiance option divided by 5.25 at an exercise price per Common Share equal to the exercise price per Defiance common share of such Defiance option multiplied by 5.25.   Upon completion of the plan of arrangement, Rio Narcea issued 18.9 million Common Shares and reserved for issuance 7.5 million Common Shares issuable upon exercise of the Rio Narcea replacement options and the Defiance warrants.

As a result of the Defiance transaction, Rio Narcea acquired the Tasiast gold project. A bankable feasibility study was completed in late April 2004 by SNC-Lavalin Inc. and a technical report was completed by A.C.A. Howe International Limited on January 31, 2006 with respect to the project (refer to “Description of Mines, Development Projects and Exploration Properties – Gold Development Projects – Tasiast Project”).

In mid-September 2004, Rio Narcea started a 5,000-metre drill program to test the depth extension of the high-grade zone beneath the main pit (Piment Central deposit). The drilling was completed in late October 2004 and the high-grade zone was traced to a depth of 300 metres below surface. While the drill results show continuity and good grades in places, the width of the mineralization appears to decrease. However, when combined with the deep holes drilled by Defiance earlier in 2004, the results suggest there is strong potential to add high grade mineral resources amenable to underground mining, which would further enhance project economics. The drill results are being evaluated and detailed work on the deep mineralization will be undertaken as open pit mining progresses.

The portfolio of acquired assets in connection with the Defiance transaction also includes the 100% owned Vueltas open pit heap leach gold mine in Honduras, where mining ceased in March 2004 and reclamation activities are currently underway. Total production for 2004, the last year of activity, was 16,285 ounces. The portfolio of acquired assets also included exploration permits covering approximately 16,000 square kilometres in Mauritania and approximately 400 square kilometres in Honduras. For a description of the assets acquired by Rio Narcea through the acquisition of Defiance, refer to “Description of Mines, Development Projects and Exploration Properties”.

In January 2005, Rio Narcea awarded the basic engineering for the Tasiast project to Senet, an international engineering, design and project management company based in South Africa. Capital costs for the Tasiast project are estimated at $63.5 million and the cash cost over the 8-plus year open pit mine-life is expected to average $240 per ounce (reference is made to the Company’s management discussion and analysis, under the heading “Non-GAAP Measures”, for the year end December 31, 2005 and filed on SEDAR at www.sedar.com).

Increased capital costs, as compared with the 2004 feasibility study, are related to a number of factors including a $5.8 million increase in the costs for the power plant, which will utilize heavy fuel oil rather than the more costly diesel fuel. Other cost increases were related to the general rise in prices of construction and related materials.

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Following this review, the Company announced, in August 2005, its decision to construct the Tasiast project and, in November 2005, construction commenced. A Lump-Sum Turn-Key contract was finalized in January 2006 with Senet for the construction of the plant and the camp and related facilities.

Construction of the project is expected to be completed during the first half of 2007, with first gold production in 2007.

The project will be financed by a combination of project debt financing, the Company’s existing cash and projected future operating cash flow. In November 2005, Rio Narcea signed a mandate letter with Macquarie Bank Ltd. to provide a $45 million debt facility for the construction of the project. The debt facility, which is subject to Macquarie’s credit approval including the customary technical and legal due diligence, includes a $40 million project loan, a $5 million guaranteed loan and a gold hedging facility under which the Company will be required to enter into a price protection program for 340,000 ounces of gold, assuming the total facility is drawn down.

El Valle and Carlés Gold Mines

In February 2006, after a thorough performance review of the El Valle and Carlés gold operations, the Company took the decision to close these operations.  As a result, an orderly mine closure procedure will commence as soon as practicable, with the ultimate cessation of production and the closure of both the El Valle and Carlés mines being completed no later than the end of 2006.

This decision to close El Valle is due primarily to poor rock conditions in parts of the El Valle underground mine, coupled with low grades and high dilution, which have resulted in increasingly higher mining costs with no clear prospect of a change in this tendency. From now until the final closure later in the year, mining will be concentrated in those developed areas which have better rock conditions and higher grades. There will be no further investment in underground development.

The Company is exploring the recently discovered Area 107 mineralization, which is located close to the existing underground operations at El Valle, in light of its high grades and apparent continuity. However, due to the slow and uncertain nature of the exploration process, it is not expected to change the closure plans.

While the relatively better grades and good ground conditions at the Carlés underground mine have resulted in positive cash flow when its ore is processed through the El Valle mill with El Valle and Nalunaq ore, the limited size of the Carlés deposit with the current cost structure, would make Carlés, as a stand alone project, marginal at best. Henceforth, mining at Carlés will be concentrated in developed areas, after which the mine, together with the El Valle plant, will be closed.

Total closure costs, including site rehabilitation at El Valle and Carlés and statutory employee severance payments, are not expected to exceed $6 million.

In reaching this decision, the Company has been significantly influenced by the decision of the Regional Authorities of Asturias, not to approve the change of land use application at the Salave gold project located some 70 kilometres west of the El Valle, as the concentrates planned to be produced from the Salave project were expected to be processed at the El Valle plant, with improved economics.

In December 2003, Rio Narcea signed a milling agreement with Nalunaq Gold Mine A/S (“Nalunaq”), a subsidiary of Crew Gold Corporation, for the purchase and processing of high-grade ore from the Nalunaq gold mine in south Greenland. Under the terms of the agreement, Nalunaq was to sell to Rio Narcea four to five batches per year of high-grade ore at the selling price of the recovered gold less a milling fee, essentially a ”tolling fee” arrangement. The agreement also provides for an efficiency fee to Rio Narcea for improved plant recoveries. Either party may terminate the agreement on three months notice.

With the planned closure of the El Valle and Carlés gold mines, the Company is not planning to process any more ore from the Nalunaq gold mine subsequent to the closure of the plant facilities. On March 9, 2006, the Company gave notice to Nalunaq that, in accordance with the existing agreement, the agreement will terminate on September 30, 2006.

Status of Deutsche Bank Credit Facilities

On October 26, 2000, the Company entered into a credit agreement with Deutsche Bank, S.A.E. (“Deutsche Bank”) which included:

•

$19 million secured debt financing (the “Long-term Debt”)

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•

$3.5 million loan facility (the “Loan”) with options to purchase up to 3,500,000 Common Shares

•

$1.5 million of standby working capital facility

•

$2.7 million (€2.3 million) guarantees for the collection of subsidies

•

Gold derivative financial instruments facility

The Long-term Debt and the Loan had terms of five and six years respectively, with no payments due the first year. The gold derivative financial instruments facility provided downside protection for the sale of approximately 70% of Rio Narcea's planned production at that time with puts at $280 and €300 per ounce. As part of this facility, the Company sold call options on approximately 50% of the planned production at that time at a price of $365 and €405 per ounce. In May 2002, the Company purchased $365 per ounce call options, which were scheduled to mature in and subsequent to 2003, for an aggregate price of $1.1 million. On February 14, 2003, Rio Narcea announced the purchase of €405/oz gold calls maturing mid-2005 and onwards and representing 82,736 ounces for a total cost of $2.0 million. The call options purchased in May 2002 and February 2003 offset previously sold call options. Following the reduction in its gold derivative financial instruments position, the Company was left, as at December 31, 2003, with $280 puts on 53,954 ounces and €300 puts on 200,256 ounces from December 31, 2003 to 2006, net €405/oz calls on 65,338 ounces from December 31, 2003 to mid-2005 and forward sales on 12,431 ounces from December 31, 2003 to 2006 at $301/oz. This gold derivative financial instruments program is not subject to margin requirements and was entered into pursuant to the Company's obligations with Deutsche Bank.  As at December 31, 2004, $3.5 million was outstanding under the loan facility. As at December 31, 2005, $1.8 million was outstanding under the loan facility, which amount was fully repaid in January 2006.

Salave Gold Project

On October 28, 2003, the Company acquired the Salave gold project located in Northern Spain through the indirect acquisition of 85% of the issued and outstanding common shares of EMC for approximately $5.8 million. Of the purchase price, $1.5 million was satisfied by the issuance of 600,276 Common Shares and the remaining $4.3 million was paid in cash. During 2004 and 2005, the Company’s interest in EMC was increased to 95.0% as a result of EMC completing various equity financings in which the minority shareholders did not participate.

In May 2004, the Company commenced a full feasibility study, including the compilation of previous exploration and drilling information into a single database and the initiation of a 15,500-metre infill drilling program to close the drill hole spacing to 25 metres, which was completed in May 2005.

A review of the deposit indicates that four of the principal zones of mineralization remain open for possible additions to the current resource and the drilling campaign has extended the high-grade Mirayos zone to the northwest and increased the average grade of the Lagos zone in the south central sector of the deposit.

During 2004, a technical resource report compliant with National Instrument 43-101 for the Salave deposit was prepared by Roscoe Postle Associates Inc., under the supervision of Mr. Hrayr Agnerian, M.Sc. (Applied), P.Geo. a qualified person under National Instrument 43-101.  The technical report was based on all available information and drill data from previous work on the project and included only the first 15 holes from the infill drill program. The report estimates the Salave project contains an approximate measured and indicated resource of 1.5 million ounces of gold in 15,195,000 tonnes grading 3.0 g/t gold using a cut-off grade of 1.0 g/t gold. An additional 0.2 million ounces of gold is estimated to be contained in 2,813,000 tonnes grading 2.5 g/t gold in the inferred resource category.

In 2004, the Company commenced the permitting process for the Salave project and during 2005 all requisite documentation for this process was prepared and presented for approval. In August 2005, the Regional Government of Asturias rejected the application for “change of land use” required to develop the project. The decision, which was not based on environmental factors, was not anticipated because it contradicted several other authorizations received by the Company, the most important of which being the expropriation of farm land and its dedication to mining use. After a review of its legal options, the Company commenced legal applications to the local courts seeking reversal of the decision and/or monetary compensation.  However, the outcome and timing of any legal action are presently uncertain.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Equity Financing

On February 6, 2003, the Company completed an equity financing comprised of 12,000,000 special warrants at a price of Cdn.$2.25 per special warrant for net proceeds of $16,665,500.  Each special warrant entitled the holder to acquire, without further payment, one Common Share.  The Company obtained a receipt for the final prospectus on March 7, 2003 and the special warrants were exercised into Common Shares on March 14, 2003.

On September 11, 2003, Rio Narcea completed an equity financing comprised of 16,100,000 units at a price of Cdn$2.80 per unit for net proceeds of $31,014,200.  Each unit consisted of one Common Share and one-half of one Warrant, which was detachable from the Common Shares.  Pursuant to a warrant indenture among the Company and Computershare Trust Company of Canada (the “Warrant Indenture”), each whole Warrant entitles the holder to purchase one Common Share at a price of Cdn$5.00 on or before September 12, 2008.  The net proceeds received from these offerings were used principally to fund the capital requirements to develop and construct the Aguablanca mine.

On October 25, 2004, Rio Narcea completed an equity financing comprised of 24,050,000 units at a price of Cdn$3.10 per unit for net proceeds of $58.3 million.  Each unit consisted of one Common Share and one-half of one Warrant, which was detachable from the Common Shares.  Each whole Warrant entitles the holder to purchase one Common Share at a price of Cdn$5.00 on or before September 12, 2008.   The net proceeds received from this offering were used for general corporate and working capital purposes.

Incentives Granted to Rio Narcea

El Valle Mine

In connection with the OFICO grant, granted by the Secretary of State for Energy and Mineral Resources on December 19, 1996 (supplemented on December 30, 1997 and amended in November 2003), RNGM, S.A. undertook to maintain 171 employment positions until September 30, 2006. The Company has met all other obligations of the OFICO grant and all the guarantees related to this grant have been released, except for €4.7 million (approximately $5.5 million) that will have to be maintained in order to ensure the new employment obligations.

Aguablanca Project

On July 21, 2003, the Company was awarded a €6.7 million (approximately $7.9 million) grant from the Ministry of the Economy for its Aguablanca project. The Company was required to invest €33.5 million (approximately $39.5 million) in the project before July 2005 and create and maintain 114 employment positions until July 2005. Subsequently, on January 14, 2004, this grant was increased to €8.3 million (approximately $9.8 million), increasing the new required investment to €46.0 million (approximately $54.3 million). The Company collected €5.7 million (approximately $7.1 million) of this grant in April 2005, and the balance is expected to be collected in 2006.

In January 2003, the Ministry of Industry, Commerce and Tourism (formerly Ministry of Science and Technology) granted a subsidized loan, amounting to €5.0 million ($5.9 million approximately), to finance the construction of the Aguablanca project. The Company was required to invest €37.4 million (approximately $44.1 million) in the construction of the project before December 31, 2003 and create and maintain 55 employment positions for at least two years. The loan is at zero interest rate and is repayable by equal installments of €500,000 (approximately $589,900) from 2008 to 2017.

Principal Capital Expenditures/Divestitures over the Last Three Fiscal Years

Capital expenditures in 2005 were mainly related to the Aguablanca Ni-Cu-PGM mine in Spain, the Tasiast gold project in Mauritania and the El Valle and Carlés gold mines in Spain. Refer to “Description of Mines, Development Projects and Exploration Properties – Gold Operations – El Valle Mine; – Carlés Mine; – Nickel Operations – Aguablanca Mine; - Gold Development Projects – Salave Gold Project; and – Tasiast Project”. The capital invested in each of the last three fiscal years is as follows:

AIF 2005

Rio Narcea Gold Mines, Ltd.

	2003 ($000)	2004 ($000)	2005 ($000)
Assets
Mineral properties	38,837,200	52,238,000	28,851,600
Stripping	6,306,100	1,595,300	-
Grants	792,600	(67,500)	(7,036,300)
Acquisition of EMC	3,676,000	5,000,000	-
Acquisition of Defiance	-	(2,648,000)	-
Exploration costs	6,218,100	6,639,100	5,662,900
Total	55,830,000	62,756,900	27,478,200

Current and Planned Capital Expenditures/Divestitures

The Company's principal capital expenditures planned for 2006 are as follows:

2006 ($000)
Assets
Mineral properties	45,161,700
Grants	(3,521,200)
Exploration expenses	2,334,700
Total	43,975,200

For 2006, the Company anticipates that capital expenditures on mineral properties  will amount  to $45.2 million, of which $41 million will be related to the construction of the Tasiast gold project in Mauritania, including the lump-sum turn-key contract signed with Senet Based on planned production levels, estimated commodity prices and forecasted Euro/U.S. dollar exchange rates, it is anticipated that the required funds for the capital expenditures will come from a combination of cash and cash equivalents held by the Company, cash flows from operations and project finance loans for the Tasiast gold project.

DESCRIPTION OF THE BUSINESS

Rio Narcea is engaged in the acquisition, exploration, development and operation of precious and base metals properties in Spain, Portugal and Mauritania.

Principal Products

The Company’s principal products are gold and nickel concentrates and gold doré.  There are worldwide gold and nickel markets into which the Company can sell and, as a result, the Company will not be dependent on a particular purchaser with regard to the sale of the gold or nickel which it produces.

Competitive Conditions

The base and precious metal mineral exploration and mining business is a competitive business.  The Company competes with numerous other companies and individuals in the search for and the acquisition of attractive base and precious metal mineral properties.  The ability of the Company to acquire base and precious metal mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for precious metal development or mineral exploration.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Raw Materials

The Company has gold mineral reserves at the El Valle and Carlés mines in Spain and the Tasiast project in Mauritania and nickel mineral reserves at the Aguablanca mine in Spain.

Environmental Protection

The Company has adopted an environmental policy pursuant to which it confirms its commitment to comply with all environmental statutes, laws, regulations and orders applicable to its operations. To ensure such compliance, the Company has established an environmental auditing program to detect and remediate any violations of environmental laws. To date, environmental legislation and regulations have not had a material adverse effect on the Company's operations or financial condition and management believes that it is currently in material compliance with applicable environmental legislation and regulations.

The main costs to comply with environmental regulations are associated with the revegetation of waste dumps and the lining of tailings ponds. Other costs include water controls, fencing and research work. Revegetation has to be completed at the end of the operation but Rio Narcea conducts its reclamation activities concurrently with ongoing operations. In 2005, approximately $1,639,400 was spent for revegetation and the lining of tailings ponds (2004 - $671,200) and $434,000 for other environmental activities (2004 - $323,900). For 2006, Rio Narcea estimates its compliance costs to be $2,321,400.

Employees

Rio Narcea conducts its operations from several offices in Asturias, Extremadura and Madrid, Spain. Additionally, the Company has small offices in London, England; Toronto, Canada and Nouakchott, Mauritania. As of December 31, 2005, the Company had approximately 417 employees, of which 30 are based at its principal executive office in Asturias. The number of temporary employees was approximately 40 for 2005.

Rio Narcea’s average number of employees during 2005 is as follows:

2005
Executive officers	5
El Valle mine and Carlés mine	224
Aguablanca mine	113
Others	23
Total	365

Cycles

The Company's success is ultimately dependent upon the ability of the Company to continue the development and economical exploitation of its mineral reserves. In addition, fluctuations in commodity prices, primarily gold, nickel and copper and currency exchange rates and other unforeseeable events impact the Company's revenues and earnings and its ability to continue to finance and develop its projects. Commodity price fluctuations are affected by numerous factors beyond the Company’s control, including global demand, political and economic conditions, central bank sales, producer hedging activities, inflation expectations, U.S. dollar variations and worldwide production levels.

The following table sets forth, for the years indicated, the high, low and average prices for gold (afternoon fixing prices) on the London Bullion Market and for nickel and copper on the London Metal Exchange.

AIF 2005

Rio Narcea Gold Mines, Ltd.

	2005			2004			2003
	Gold ($/oz)	Nickel ($/lb)	Copper ($/lb)	Gold ($/oz)	Nickel ($/lb)	Copper ($/lb)	Gold ($/oz)	Nickel ($/lb)	Copper ($/lb)
High	537	8.05	2.11	454	8.06	1.49	417	7.56	1.05
Low	411	5.22	1.39	375	4.78	1.06	320	3.27	0.70
Average	445	6.68	1.67	410	6.28	1.30	363	4.37	0.81

As a condition of providing its credit facility, Deutsche Bank required the Company to enter into gold option and forward contracts. In addition, pursuant to the Company’s loan arrangement with Investec and Macquarie, as amended on March 23, 2004, the Company was required to, and did enter into the following derivative financial instruments in connection with its drawdown of $30 million: (1) copper forward contracts corresponding to a total of 17,066 tonnes at a price of €1,853 per tonne with maturities from November 2004 until September 2008; and (2) U.S. dollar/Euro forward contracts corresponding to a total of $16.9 million at an average price of $1.22 per Euro with maturities from November 2004 to September 2008. Both copper and U.S. dollar/Euro forwards have zero premium. Refer to “Description of the Business – Quantitative and Qualitative Disclosures about Market Risk”.

Quantitative and Qualitative Disclosures about Market Risk

Quantitative Disclosure

Summary

The Company is exposed in its current operating activities to fluctuations in the price of gold, nickel and copper and other commodity prices, exchange rates and interest rates.

The policy of the Company is to reduce the metal prices and foreign exchange risks in accordance with its lenders’ requirements (currently Deutsche Bank and Investec and Macquarie), generally by a combination of purchased puts, written calls and forward sales contracts. Derivative financial instruments have been entered into at the same time that loans were granted to the Company and they have not been changed except in respect of the following events:

In May 2002, the Company purchased call options with the same term to maturity and exercise price as the $365 per ounce call options that had been sold in October 26, 2000. The fair value of the purchased call options on the date of the purchase was $1.1 million. This acquisition does not affect gold price risk coverage in case of a reduction in gold prices, while it permits higher revenues in the case of an increase in gold prices.

Additionally, in February 2003, the Company purchased call options with the same terms to maturity and exercise price as some of the €405 per ounce gold calls previously sold, representing 82,736 ounces. The fair value of the purchased call options on the date of the purchase was $2.0 million. This acquisition does not affect gold price risk coverage in case of a reduction in gold prices, while it permits higher revenues in the case of an increase in gold prices.

As at December 31, 2005 and 2004, the Company had a number of gold and copper derivative financial instruments outstanding. Some of the gold and copper derivatives are denominated in Euros, therefore indirectly covering a portion of the foreign exchange risk. In addition, the Company had some Euro/US$ forward sales contracts outstanding as at December 31, 2005 and 2004.

The Company is not required under arrangements with its lenders to enter into derivative financial instruments with respect to nickel production from its Aguablanca mine and to date has not entered into any such contracts. However, the Company has determined that, should the financial terms of nickel derivative financial instruments available to the Company be deemed attractive, it would consider entering into such arrangements.

Gold Price Sensitivity

Mark-to-market valuation of the gold derivative financial instruments as of December 31, 2005 and 2004 was as follows:

AIF 2005

Rio Narcea Gold Mines, Ltd.

	($)
	Put and call options	Forward sales	TOTAL
December 31, 2005
Book value	1,700	(1,740,900)	(1,739,200)
Fair value	1,700	(1,740,900)	(1,739,200)
Difference	-	-	-
December 31, 2004
Book value	893,600	(1,684,800)	(791,200)
Fair value	893,600	(1,684,800)	(791,200)
Difference	-	-	-

As of December 31, 2005, sensitivity of mark-to-market valuations to gold price, exchange rate, interest rates, time and volatility were as follows:

Fair value sensitivity to gold price:

	($)
	Put and call options	Forward sales	Total	Inventories	TOTAL
Fair value
$513.00/oz	1,700	(1,740,900)	(1,739,200)	2,947,700	1,208,500
$410.40/oz	123,300	(944,300)	(821,000)	2,346,200	1,525,200
$461.70/oz	16,400	(1,342,600)	(1,326,200)	2,647,000	1,320,800
$564.30/oz	200	(2,139,200)	(2,139,000)	3,248,400	1,109,400
$615.60/oz	-	(2,537,400)	(2,537,400)	3,549,200	1,011,800

Fair value sensitivity to $/Euro exchange rate:

	($)
	Put and call options	Forward sales	Total	Inventories	TOTAL
Fair value
$1.1797/Euro	1,700	(1,740,900)	(1,739,200)	2,947,700	1,208,500
$0.9438/Euro	-	(1,740,900)	(1,740,900)	2,947,700	1,206,800
$1.0617/Euro	100	(1,740,900)	(1,740,800)	2,947,700	1,206,900
$1.2977/Euro	14,900	(1,740,900)	(1,726,000)	2,947,700	1,221,700
$1.4156/Euro	77,000	(1,740,900)	(1,663,900)	2,947,700	1,283,800

AIF 2005

Rio Narcea Gold Mines, Ltd.

Fair value sensitivity to gold price volatility:

	($)
	Put and call options	Forward sales	Total	Inventories	TOTAL
Fair value
12.4%	1,700	(1,740,900)	(1,739,200)	2,947,700	1,208,500
9.9%	100	(1,740,900)	(1,740,800)	2,947,700	1,206,900
11.2%	500	(1,740,900)	(1,740,400)	2,947,700	1,207,300
13.6%	4,500	(1,740,900)	(1,736,400)	2,947,700	1,211,300
14.9%	9,500	(1,740,900)	(1,731,400)	2,947,700	1,216,300

Fair value sensitivity to $ interest rates:

	($)
	Put and call options	Forward sales	Total	Inventories	TOTAL
Fair value
4.1% (average)	1,700	(1,740,900)	(1,739,200)	2,947,700	1,208,500
2.5% (average)	2,300	(1,704,900)	(1,702,600)	2,947,700	1,245,100
3.3% (average)	2,000	(1,723,000)	(1,721,000)	2,947,700	1,226,700
4.9% (average)	1,500	(1,758,600)	(1,757,100)	2,947,700	1,190,600
5.7% (average)	1,300	(1,776,300)	(1,775,000)	2,947,700	1,172,700

Fair value sensitivity to time:

	($)
	Put and call options	Forward sales	Total	Inventories	TOTAL
Fair value
Current	1,700	(1,740,900)	(1,739,200)	2,947,700	1,208,500
Plus 3 months	400	(1,712,400)	(1,712,000)	2,947,700	1,235,700
Plus 6 months	-	(1,683,300)	(1,683,300)	2,947,700	1,264,400
Plus 9 months	-	(1,653,500)	(1,653,500)	2,947,700	1,294,200
Plus 12 months	-	-	-	2,947,700	2,947,700

AIF 2005

Rio Narcea Gold Mines, Ltd.

The amount of total committed ounces, scheduled production and the ratio of committed ounces to scheduled production by year are as follows:

	Ounces of Gold
	2004	2005	2006 (**)	Total
Production (*)	118,580	68,945	47,000	234,525

Committed ounces
Put options purchased	61,320	96,510	96,380	254,210
Committed / production (%)	52%	140%	205%	108%
Call options sold	(43,956)	(21,382)	-	(65,338)
Committed / production (%)	37%	31%	-	28%
Forward sales	1,216	3,464	7,751	12,431
Committed / production (%)	1%	5%	16%	5%

(*) Production out of gold ore acquired from Nalunaq Gold Mine A/S is not included.

(**) Estimate. There are no gold derivatives with maturities beyond 2006.

The Company has no delivery commitments.

The details by maturity year of Rio Narcea’s gold derivative financial instruments, which can only be exercised on the maturity date, as of December 31, 2005 are as follows:

2006 (*)
Purchase of $/oz put options
Ounces	6,960
Exercise price ($/oz)	280
Book value / fair value per ounce ($/oz)	-
Book value / fair value ($)	-
Purchase of €/oz put options
Ounces	89,420
Exercise price (€/oz)	300
Book value / fair value per ounce ($/oz)	0.02
Book value / fair value ($)	1,700
Sale of $/oz call options
Ounces	4,776
Exercise price ($/oz)	365
Book value / fair value per ounce ($/oz)	(161.93)
Book value / fair value ($)	(773,400)
Sale of €/oz call options
Ounces	61,354
Exercise price (€/oz)	405
Book value / fair value per ounce ($/oz)	(56.31)
Book value / fair value ($)	(3,454,900)

AIF 2005

Rio Narcea Gold Mines, Ltd.

Purchase of $/oz call options
Ounces	4,776
Exercise price ($/oz)	365
Book value / fair value per ounce ($/oz)	161.93
Book value / fair value ($)	773,400
Purchase of €/oz call options
Ounces	61,354
Exercise price (€/oz)	405
Book value / fair value per ounce ($/oz)	56.31
Book value / fair value ($)	3,454,900
Sale of $/oz forward
Ounces	7,751
Exercise price ($/oz)	301
Book value / fair value per ounce ($/oz)	(224.60)
Book value / fair value ($)	(1,740,900)

(*)There are no gold derivatives with maturities beyond 2006.

The Company’s gold options and forwards do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2005 are settled by a net cash payment at maturity.

As of December 31, 2005, the counterparties to the Company's gold derivative financial instruments were as follows:

Contract	Counterparty
Gold derivative financial instruments
$280/ounce put options purchased	Deutsche Bank
€300/ounce put options purchased	Deutsche Bank
$365/ounce call options sold	Deutsche Bank
$365/ounce call options purchased	BNP Paribas
€405/ounce call options sold	Deutsche Bank
€405/ounce call options purchased	Standard Bank
Forward sales	Deutsche Bank

The Company has not experienced any non-performance by any of the above counterparties. None of the above counterparties are related parties to the Company. Deutsche Bank, BNP Paribas and Standard Bank do not control a significant share of the gold hedge market.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Gold derivative financial instruments experience of the Company since 2001 is as follows:

Year	2005		2004		2003		2002		2001
Currency	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz	$/oz	€/oz

Purchased puts expired (oz)	25,900	70,610	21,094	40,226	22.586	70,646	34,554	91,122	60,882	46,858
Exercise price	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz	$280/oz	€300/oz
Gain/(Loss) at settlement ($) (1)	OM	OM	OM	OM	OM	OM	OM	OM	638,800	85,100
Counterparty (2)	DB	DB	DB	DB	DB	DB	DB	DB	DB	DB

Sold calls expired (oz)	15,686	42,764	23,050	43,956	14,732	46,080	20,778	54,790	35,814	27,564
Exercise price	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz	$365/oz	€405/oz
Gain/(Loss) at settlement ($) (1)	(1,793,700)	(972,800)	(1,140,100)	OM	(377,500)	OM	OM	OM	OM	OM
Counterparty (2)	DB	DB	DB	DB	DB	DB	DB	DB	DB	DB

Purchased calls expired (oz)	15,686	21,382	23,050	-	14,732	-	-	-	-	-
Exercise price	$365/oz	€405/oz	$365/oz	-	$365/oz	-	-	-	-	-
Gain/(Loss) at settlement ($) (1)	1,788,200	1,145,500	1,140,100	-	377,500	-	-	-	-	-
Counterparty (2)	BNP	SB	BNP	-	BNP	-	-	-	-	-

Sold forwards expired (oz)	3,464	-	1,216	-	1,216	-	608	-	-	-
Exercise price	$301/oz	-	$301/oz	-	$301/oz	-	$301/oz	-	-	-
Gain/(Loss) at settlement ($) (1)	(574,000)	-	(134,200)	-	(73,600)	-	(6,500)	-	-	-
Counterparty (2)	DB	-	DB	-	DB	-	DB	-	-	-

(1) OM - Options expired out of the money.

(2) DB – Deutsche Bank; BNP – BNP Paribas; SB – Standard Bank.

Copper Price Sensitivity

Mark-to-market valuation of the copper derivative financial instruments as of December 31, 2005 and 2004 was as follows:

	Copper price risk ($)
	Forward sales	TOTAL
December 31, 2005
Book value	(17,278,300)	(17,278,300)
Fair value	(17,278,300)	(17,278,300)
Difference	-	-
December 31, 2004
Book value	(2,035,800)	(2,035,800)
Fair value	(2,035,800)	(2,035,800)
Difference	-	-

As of December 31, 2005, sensitivity of mark-to-market valuations to copper price, exchange rate, interest rates and time were as follows (there is no sensitivity to volatility, since all instruments are forward sales):

AIF 2005

Rio Narcea Gold Mines, Ltd.

Fair value sensitivity to copper price:

	($)
	Forward sales	Inventories	Total
Fair value
$2.08/lb	(17,278,300)	1,444,800	(15,833,500)
$1.66/lb	(8,901,100)	1,160,600	(7,740,500)
$1.87/lb	(13,089,700)	1,302,700	(11,787,000)
$2.29/lb	(21,466,900)	1,586,900	(19,880,000)
$2.50/lb	(25,655,500)	1,729,000	(23,926,500)

Fair value sensitivity to $/€ exchange rate:

	($)
	Forward sales	Inventories	Total
Fair value
$1.1797/Euro	(17,278,300)	1,444,800	(15,833,500)
$0.9438/Euro	(22,199,800)	1,444,800	(20,755,000)
$1.0617/Euro	(19,739,100)	1,444,800	(18,294,300)
$1.2977/Euro	(14,817,600)	1,444,800	(13,372,800)
$1.4156/Euro	(12,356,800)	1,444,800	(10,912,000)

Fair value sensitivity to $ interest rates:

	($)
	Forward sales	Inventories	Total
Fair value
4.7% (average)	(17,278,300)	1,444,800	(15,833,500)
2.8% (average)	(17,646,000)	1,444,800	(16,201,200)
3.8% (average)	(17,459,900)	1,444,800	(16,015,100)
5.7% (average)	(17,101,100)	1,444,800	(15,656,300)
6.6% (average)	(16,928,000)	1,444,800	(15,483,200)

Fair value sensitivity to time:

	($)
	Forward sales	Inventories	Total
Fair value
Current	(17,278,300)	1,444,800	(15,833,500)
Plus 3 months	(17,476,200)	1,444,800	(16,031,400)
Plus 6 months	(17,678,600)	1,444,800	(16,233,800)
Plus 9 months	(17,885,600)	1,444,800	(16,440,800)
Plus 12 months	(18,095,100)	1,444,800	(16,650,300)

AIF 2005

Rio Narcea Gold Mines, Ltd.

The amount of total committed tonnes, scheduled production and the ratio of committed tonnes to scheduled production by year are as follows:

	Tonnes of Copper
	2006	2007	2008	Total
Production (estimates for 2006 - 2008)	7,492	8,105	7,812	23,409

Committed tonnes
Forward sales	4,544	4,344	3,112	12,000
Committed / production (%)	61%	54%	40%	51%

The details by maturity year of Rio Narcea’s forward sales contracts as of December 31, 2005 are as follows:

	2006	2007	2008	Total
Sale of €/Tn forward
Tonnes	2,272	2,172	1,556	6,000
Exercise price ( €/Tn)	1,831	1,831	1,831	1,831
Book value / fair value per tonne ($/Tn)	(1,963.56)	(1,312.66)	(946.27)	(1,464.12)
Book value / fair value ($)	(4,461,200)	(2,851,100)	(1,472,400)	(8,784,700)
Sale of €/Tn forward
Tonnes	2,272	2,172	1,556	6,000
Exercise price ( €/Tn)	1,875	1,875	1,875	1,875
Book value / fair value per tonne ($/Tn)	(1,912.90)	(1,266.02)	(898.26)	(1,415.60)
Book value / fair value ($)	(4,346,100)	(2,749,800)	(1,397,700)	(8,493,600)

The Company’s copper forwards do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2005 are settled by a net cash payment at maturity.

As of December 31, 2005, the counterparties to the Company's copper derivative financial instruments were as follows:

Contract	Counterparty
Copper derivative financial instruments-
€1,831/Tn. forward sales	Investec
€1,875/Tn. forward sales	Macquarie

The Company has not experienced any non-performance by any of the above counterparties. None of the above counterparties are related parties to the Company. Investec and Macquarie do not control a significant share of the gold derivative financial instruments market.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Copper derivative financial instruments experience of the Company since 2004 is as follows (there were no copper derivative financial instruments prior to 2004):

Year	2005	2004

Forwards sales expired (Tn)	2,226	307
Exercise price (€/Tn)	1,831	1,831
Gain/(Loss) at settlement ($)	(3,348,700)	(215,300)
Counterparty (1)	IB	IB

Forwards sales expired (Tn)	2,226	307
Exercise price (€/Tn)	1,875	1,875
Gain/(Loss) at settlement ($)	(3,227,100)	(198,600)
Counterparty (1)	MB	MB

 (1)

IB – Investec; MB – Macquarie.

Exchange Rate Sensitivity

The table below provides information about the Company's foreign exchange derivative financial instruments and presents such information in U.S. dollar equivalents, the Company's reporting currency. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including Euro denominated debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates.

There are no firmly committed Euro sales transactions, but the functional currency of the Company's operating projects is the Euro and most of the operating and capital expenditures are in this currency.

	Expected Maturity Date (December 31,) $ equivalents
	2006	2007	2008	2009	2010	Thereafter	TOTAL
ON BALANCE SHEET FINANCIAL INSTRUMENTS
Short- and long-term debt
Denominated in Euros
Variable rate
Amount ($)	38,800	32,600	33,700	34,800	35,900	128,900	304,700
Interest rate	3.4%	3.7%	3.8%	3.9%	3.9%	3.9%	3.8%
Fixed rate
Amount ($)	722,000	230,600	585,600	555,300	555,300	3,574,300	6,223,100
Interest rate	0.4% (1)	1.3% (1)	0.3% (1)	0.0% (1)	0.0% (1)	0.0% (1)	0.1% (1)
Forward sales (Sell $ / Buy €)
Amount ($)	3,544,200	4,406,600	4,589,000	-	-	-	12,539,800

 (1)

Loans received at zero interest rate, except for a loan of $138,200 received at 5.5%.

In March 2004, the Company entered into forward sales contracts for $16.9 million at an average price of $1.22 per Euro and with maturities between November 2004 and September 2008 that cover exchange rate risk.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Mark-to-market valuation of the foreign exchange derivative financial instruments as of December 31, 2005 and 2004 was as follows:

Forward sales ($)
December 31, 2005
Book value	(77,100)
Fair value	(77,100)
Difference	-
December 31, 2004
Book value	1,900,700
Fair value	1,900,700
Difference	-

As of December 31, 2005, sensitivity of mark-to-market valuations to $/€ exchange rate, $ and € interest rates and time were as follows (there is no sensitivity to volatility, since all instruments are forward sales):

Fair value sensitivity to $/€ exchange rate:

Forward sales ($)
Fair value
$1.1797/€	(77,100)
$0.9438/€	(2,150,000)
$1.0617/€	(1,113,600)
$1.2977/€	959,300
$1.4156/€	1,995,700

Fair value sensitivity to $ interest rate:

Forward sales ($)
Fair value
4.8% (average)	(77,100)
2.9% (average)	(396,900)
3.8% (average)	(235,600)
5.7% (average)	78,600
6.7% (average)	231,800

Fair value sensitivity to € interest rate:

Forward sales ($)
Fair value
2.9% (average)	(77,100)
1.7% (average)	121,300
2.3% (average)	21,400
3.5% (average)	(174,600)
4.0% (average)	(270,800)

AIF 2005

Rio Narcea Gold Mines, Ltd.

Fair value sensitivity to time:

Forward sales ($)
Fair value
Current	(77,100)
Plus 3 months	(125,800)
Plus 6 months	(175,800)
Plus 9 months	(227,400)
Plus 12 months	(279,900)

The details by maturity year of Rio Narcea’s forward sales contracts as of December 31, 2005 are as follows:

	2006	2007	2008	Total
Forward sales (Sell $ / Buy €)
Amount ($)	1,838,000	2,266,300	2,339,600	6,443,900
Exercise price ($/€)	1.2218	1.2218	1.2218	1.2218
Book value / fair value per $	(0.02)	(0.01)	0.01	(0.01)
Book value / fair value ($)	(43,200)	(14,000)	14,800	(42,400)
Forward sales (Sell $ / Buy €)
Amount ($)	1,706,200	2,140,300	2,249,400	6,095,900
Exercise price ($/€)	1.2240	1.2240	1.2240	1.2240
Book value / fair value per $	(0.02)	(0.01)	0.01	(0.01)
Book value / fair value ($)	(38,500)	(11,200)	15,000	(34,700)

The Company’s foreign exchange forward sales do not have any margin requirements and do not include any unusual feature that can materially affect the fair value of a category of contract. None of the contracts provide either party, individually or with the consent of the counterparty, the option to roll it forward rather than make or take delivery. All derivative financial instruments as of December 31, 2005 are settled by a net cash payment at maturity.

As of December 31, 2005, the counterparties to the Company's foreign exchange derivative financial instruments were as follows:

Contract	Counterparty
Foreign exchange derivative financial instruments-
$1.2218/€ forward sales	Investec
$1.2240/€ forward sales	Macquarie

The Company has not experienced any non-performance by any of the above counterparties. None of the above counterparties are related parties to the Company. Investec and Macquarie do not control a significant share of the foreign exchange derivative financial instruments market.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Foreign exchange derivative financial instruments experience of the Company in 2005 and 2004 is as follows (there was no foreign exchange derivative financial instruments prior to 2004):

Year	2005	2004

Forwards sales expired ($)	1,848,900	400,700
Exercise price ($/€)	1.2218	1.2218
Gain/(Loss) at settlement ($)	39,000	36,200
Counterparty (1)	IB	IB

Forwards sales expired ($)	1,719,800	382,900
Exercise price ($/€)	1.2240	1.2240
Gain/(Loss) at settlement ($)	33,000	33,600
Counterparty (1)	MB	MB

 (1)

IB – Investec; MB – Macquarie.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date. The information is presented in U.S. dollar equivalents, the Company's reporting currency. The instruments actual cash flows are denominated in both U.S. dollars ($US) and Euros (€).

Expected Maturity Date (December 31,) $ equivalents
	2006	2007	2008	2009	2010	Thereafter	TOTAL
ON BALANCE SHEET FINANCIAL INSTRUMENTS
Short- and long-term debt
Denominated in Euros
Variable rate
Amount ($)	38,800	32,600	33,700	34,800	35,900	128,900	304,700
Interest rate[1]	3.4%	3.7%	3.8%	3.9%	3.9%	3.9%	3.8%
Denominated in $US
Variable rate
Amount ($US)	17,025,100	6,000,000	3,178,800	-	-	-	26,204,000
Interest rate [1]	6.4%	6.9%	6.9%	-	-	-	6.6%

 (1)

Weighted average.

Qualitative Disclosure

The Company's primary risk exposures are:

1.

Commodity Price Fluctuations

2.

Foreign Exchange Rate Fluctuations

3.

Interest Rate Fluctuations

AIF 2005

Rio Narcea Gold Mines, Ltd.

Commodity Price Fluctuations

As a part of its bank loan arrangements, the Company enters into puts, calls and forward contracts to mitigate the impact of price fluctuations on a portion of its gold and copper production. The Company enters into derivative financial instruments for specific transactions that management deems expose the Company to an unacceptable market price risk.

On October 26, 2000, the Company settled all of its then existing put and call options plus the forward currency contracts and contracted a put/call structure to cover market and exchange rate risks for the period of the new credit agreement with Deutsche Bank. The summary of the new structure, which gave rise to a net premium of $5.2 million to the Company, is as follows:

Transaction	Term	Total Ounces	Exercise Price
Purchase of put option	2000-2006	173,633	$280/oz
Purchase of put option	2000-2006	434,593	€300/oz
Sale of call option	2000-2006	115,811	$365/oz
Sale of call option	2000-2006	291,632	€405/oz

On June 29, 2001, the Company contracted a forward sale of 14,255 ounces with an expected maturity between 2002 and 2006. In May 2002, the Company purchased call options with the same term and maturity and exercise price as the $365 per ounce call options that had been written and sold on October 26, 2000, resulting in an aggregate acquisition cost to the Company of $1.1 million. Additionally, in February 2003, the Company purchased call options with the same term and maturity and exercise price as the €405 per ounce gold calls previously written and sold, representing 82,736 ounces of gold, at an acquisition cost of $2.0 million.

On March 25, 2004, the Company entered into forward sales of 17,066 tonnes of copper at a price of €1,853 per tonne, with maturities between November 2004 and September 2008. This transaction was entered into in relation to, and as a condition of, the drawdown of $30 million under the credit facility granted by Investec and Macquarie to finance the Aguablanca project. The counterparties to this transaction are Investec and Macquarie.

The Company has not entered into any additional derivative financial instruments.

Foreign Exchange Rate Fluctuations

The United States dollar is the reporting currency of the Company. Metals produced at the Company's operations in Spain are sold in the international markets for U.S. dollars. The cost and debt structures of these operations are primarily in Euros.

To the extent that there are fluctuations in local exchange rates against the U.S. dollar, the fluctuations could have an impact on the Company's operations, since local salaries and supply contracts would be affected. On March 25, 2004, the Company entered into forward sales of $16.9 million at a price of $1.22 per Euro with maturities between November 2004 and September 2008. This transaction was entered into in relation to the drawdown of $30 million under the credit facility granted by Investec and Macquarie to finance the Aguablanca mine. The counterparties to this transaction are Investec and Macquarie.

The Company also has several outstanding credit facilities and other loan agreements, which are denominated in Euros.  To the extent that there are changes in the exchange rate of the Euro against the U.S. dollar, the changes would have an impact on certain of the Company's debt obligations.

Interest Rate Fluctuations

As at December 31, 2005, the Company had short-term and long-term debt of $33,904,700. The short-term and long-term debt included $20,178,800 of variable rate debt with an interest rate of LIBOR + 2.0% to 2.5% with Investec and Macquarie. To the extent that the interest rate changes, these changes would have an impact on the amount of interest that the Company incurs on its debt. The Company has not entered into any interest rate swap agreements to manage its exposure to changes in interest rates.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Classification of Mineral Reserves and Resources

Cautionary Note to US Investors Concerning Estimates of Measured, Indicated and Inferred Resources

This section uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Security Exchange Commission does not recognize them. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. United States investors are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable. United States Investors are urged to consider closely the disclosure in the Company’s Form 40-F, File No. 0-30670, available from the Company by contacting the Investor Relations Department.

Mineral Reserves and Resources

Rio Narcea Mineral Reserves and Resources 1,3,4
(as of December 31, 2005)

Contained Metal
GOLD	Category	AU-bearing Tonnes (000s)	Au (g/t)	CU-bearing Tonnes (000s)	Cu (%)	Au (000s ounces	Cu (tonnes)
Mineral Reserves [2,5]
El Valle	Underground	Proven	130	3.47	130	1.01	15	1,313
Probable	-	-	-	-	-	-
Total	130	3.47	130	1.01	15	1.313
Carlés	Underground	Proven	160	5.01	160	0.57	26	903
Probable	64	4.3	64	0.41	9	263
Total	224	4.81	224	0.52	35	1,166
Tasiast[6]	Open pit	Proven	602	3.75	-	-	73	-
Probable	8,337	3.03	-	-	812
Total	8,939	3.08	-	-	885	-
El Valle Mill Stockpiles	Proven	100	4.31	100	0.88	14	885
Total	100	4.31	100	0.88	14	885
Total reserves	9,393
3.14	454	0.74	948	3,363
Mineral Resources (including reserves)
El Valle	Measured	953	5.08	903	1.24	157	11,193
Indicated	1,025	5.93	904	1.2	195	10,872
Total	1,978	5.52	1,808	1.22	351	22,065
Inferred	2,569	8.74	1,040	0.79	722	8,182
Carlés	Measured	240	5.32	195	0.8	41	1,566
Indicated	619	5.2	618	0.68	103	4,171
Total	859	5.23	813	0.71	145	5,737
Inferred	832	5.05	619	0.58	135	3,608
Tasiast	Measured	628	3.92	-	-	79	-
Indicated	11,441	3.01	-	-	1,106	-
Total	12,069	3.06	-	-	1,185	-
Inferred	12,428	2.25	-	-	899	-
Salave[7]	Measured	354	2.7	-	-	31	-
Indicated	14,841	3	-	-	1,431	-
Total	15,195	2.99	-	-	1,462	-
Inferred	2,813	2.47	-	-	223	-
Corcoesto	Measured	3,648	1.46	-	-	171	-
Indicated	4,024	1.44	-	-	186	-
Total	7,672	1.45	-	-	357	-
Inferred	1,573	1.56	-	-	79	-
Godán	Inferred	464	7.11	-	-	106	-
La Brueva	Inferred	898	2.69	-	-	78	-
Total measured and indicated	37,774	2.88	2,621	1.06	3,500	27,802
Total inferred	21,578	3.23	1,659	0.71	2,241	1,790

NICKEL		Category	Tonnes (000s)	Ni (%)	Cu (%)	Combined PGM (gt)	Au (gt)	Contained Metal
								Ni	Cu
								(tonnes)	(tonnes)
Mineral Reserves [8]
Aguablanca	Stockpile	Proven	95	0.7	0.5	NA9	NA9	665	476
		Total	95	0.66	0.46	NA9	NA9	665	476
	Open Pit	Proven	12,584	0.66	0.46	0.48	0.13	82,926	58,325
		Probable	1,928	0.62	0.44	0.45	0.13	11,967	8,537
		Total	14,512	0.66	0.46	0.47	0.13	94,894	66,862
		Total Reserves	14,607	0.66	0.46	0.47	0.13	95,559	67,338
Mineral Resources [10] (including reserves)
Aguablanca		Measured	14,852	0.67	0.48	0.48	0.13	98,802	71,326
		Indicated	3,689	0.61	0.48	0.45	0.13	22,320	17,581
		Total	18,541	0.65	0.48	0.47	0.13	121,122	88,907
		Inferred	4,850	0.54	0.5	0.41	0.13	26,282	24,050

AIF 2005

Rio Narcea Gold Mines, Ltd.

(1)

Updated mineral reserves and resources for all projects, as of December 31, 2005, are stated in accordance with definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) on August 20, 2000. Updates for El Valle and Carlés, are prepared by or under the direction of Alan C. Noble, Ore Reserves Engineering (“ORE”), Colorado, USA, who is the independent Qualified Person for Rio Narcea as that term is defined in National Instrument 43-101.  Salave mineral resource estimate was prepared by Roscoe Postle & Associates, as reported in the November 2004, Technical Report under the supervision of Hrayr Agnerian P.Geo, a Qualified Person independent of Rio Narcea. Tasiast reserve estimate was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, P.Geo., a Qualified Person independent of Rio Narcea, as disclosed in the 43-101 report dated January 31, 2006 (the “2006 A.C.A. Howe Technical Report”) which report adopted section 5.0 of the SNC Lavalin 43-101 report dated May 27, 2004. Rio Narcea’s modifications to the pit design have resulted in slight changes to the mineral reserve estimate originally prepare by SNC-Lavalin Inc. under the supervision of Mr. Ab Kroon, a Qualified Person independent of Defiance. Tasiast resource estimate was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, P.Geo. a Qualified Person independent of Rio Narcea. As disclosed in the 2006 A.C.A. Howe Technical Report, Rio Narcea audited the previous resource estimate prepared by A.C.A. Howe International Ltd. and set out in their 43-101 report dated October 10, 2003.

(2)

Mineral reserves and resources have been estimated using site specific appropriate cut-off grades.  Reserves and resources at El Valle and Carlés, because of the near-term production of the reserves, have been based upon a gold price of $430/oz and a copper price of $3,500/tonne.

(3)

Mineral resources (of all categories) that are not mineral reserves do not have demonstrated economic viability. Mineral resources include mineral reserves.

(4)

Contained metal figures are before mill recovery factors are applied.

(5)

Mineral reserves reflect the diluted tonnages and grades of the mine plan.

(6)

Mineral reserves at Tasiast are based upon the April 2004 Feasibility Study which used a gold price of $370, and a mining cutoff of 1.08 gpt AU.

(7)

Resources at Salave are reported at 100% by Rio Narcea.

(8)

Using updated metal prices and operating costs, the current calculated cutoff grade is 0.260% equivalent nickel in comparison to the Feasibility Study cut off of 0.256% equivalent nickel. However, since the Aguablanca operation is still being optimized following startup, the 2002 Feasibility Study calculated remained as the basis for the reserves. The Feasibility commodity prices were: an exchange rate of $1.00/€, nickel price $6,600/tonne, copper price of $1,600/tonne, and platinum and palladium prices of  $400/oz. During 2006, slope parameters and the mineral model will be reviewed and updated, and new reserves calculations will be completed, utilizing the higher current commodity prices and operation costs.

(9)

Not available.

(10)

Mineral resources for the Aguablanca project have been estimated using a 0.2% nickel cut-off grade.

Risk Factors

The operations of the Company are speculative due to the high-risk nature of its business which is the acquisition, financing, exploration, development and operation of precious and base metal mining properties. These risk factors could materially affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

Mineral Exploration Involves Significant Financial Risk

The exploration for and development of mineral deposits involves significant financial risk, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an orebody may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a site. It is impossible to ensure that the exploration programs planned by the Company will result in a profitable commercial mining operation.

Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of a deposit, such as size, grade and proximity to infrastructure, as well as metal prices, which are highly cyclical, and governmental regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Mining Involves Hazards for which the Company has Insurance Subject to a Limit

The business of mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geological formations, cave-ins, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Although the Company maintains insurance in amounts that it believes to be reasonable, such insurance will not cover all the potential risks associated with its business. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. In the future, insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. The Company might also become subject to liability for pollution or other hazards that it cannot insure against or that it may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Extensive Governmental Regulations Control Mining Exploration

The Company’s activities are subject to extensive Spanish, Portuguese and Mauritanian national, provincial and local laws and regulations and foreign laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. The Company is dependent on third parties, including national and regional governments to be granted the necessary permits to develop and operate its mines. The Regional Government of Asturias recently denied the Company's application for a "change of land use" required to develop the Salave project. The Company has commenced legal proceedings against the Government of Asturias, however, due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of the legal proceedings will not have a material adverse effect on the Company.

In addition, future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in development of the Company’s properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits, could become such that the Company could not proceed with the development or operation of a mine on an economically viable basis.

Capital Requirements

The Company believes it will be able to fund future investments in its mineral properties through internally generated cash flow, existing working capital and a combination of debt, equity and grants. There can be no assurance the Company will be able to raise additional debt or equity financing, or that future government grants will be made available to the Company.

Uncertainty of Ore Reserve Estimates

Although the Company has, with the assistance of independent experts as appropriate, carefully prepared its mineral reserve and resource figures in accordance with the requirements of the applicable securities regulatory authorities and established industry practices, such figures are estimates only. The mineral reserves have been determined based upon assumed commodity prices, operating costs and exchange rates. These factors may in the future render certain ore reserves uneconomic to mine and result in a significant reduction in the reported mineral reserves. Furthermore, no assurance can be given that the indicated tonnages and grade will be achieved or that the indicated level of recovery will be realized over the mine life.

Replacement of Mineral Reserves

The Company must continually replace mineral reserves depleted by production by doing the work necessary to reclassify known mineral resources to mineral reserves, expanding known mineral orebodies or locating new deposits in order for it to maintain or grow production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. Success is very uncertain and dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise, and availability of exploration capital. As a result of these and other factors, there is no guarantee that the Company’s exploration efforts will result in the discovery of additional mineral reserves. If mineralization is discovered, it might take many years until production is possible, during which time the economic feasibility of production may change.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Conflicts of Interest of Officers and Directors

Some of the officers and directors of the Company are associated with other companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The Company’s policy on conflicts of interest complies with the procedures established under section 120 of the Canada Business Corporations Act, which sets out the necessity of full disclosure of any conflict of interest prior to the Board dealing with the subject matter giving rise to the conflict of interest and the interested party refraining from voting on such matter. The directors are further required to act honestly and in good faith with a view to the best interests of the Company and its shareholders.

Not every officer or director devotes all of their time and attention to the affairs of the Company. With respect to the key management employees, Mr. Alberto Lavandeira, Mr. David Baril and Mr. Omar Gómez devote 100% of their time to Rio Narcea and it is anticipated that Mr. Carl Hering will devote 100% of his time to Rio Narcea in 2006. Refer to “Directors and Officers of the Company”. In 2005, Messrs. Chris I. von Christierson and Javier Colilla devoted 80% of their working time, respectively, on the affairs of Rio Narcea. It is anticipated that Messrs Chris von Christierson and Javier Colilla will  devote a similar amount of time to the affairs of Rio Narcea during 2006.

The Price of Gold and Nickel is Volatile

The profitability of the Company’s operations may be significantly affected by changes in the market price of gold, nickel and other mineral commodities. Metal prices fluctuate widely and are affected by numerous factors beyond the Company’s control. The level of interest rates, the rate of inflation, world supply of mineral commodities, and stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political systems and political developments. The price of mineral commodities has fluctuated widely in recent years and future serious price declines could cause commercial production to be impracticable.

Mineral reserve estimates and life-of-mine plans using significantly lower prices could result in material write-downs of its investment in mining properties and increased amortization, reclamation and closure charges.

Company Hedging Strategies

The Company has the ability to enter into puts, calls and forward sales contracts to hedge the impact of price fluctuations on a portion of its production. The Company enters into hedging positions for specific transactions that management deems expose the Company to an unacceptable market price risk or as required pursuant to loan agreements. For more information regarding the Company’s hedging activities, refer to “Description of the Business – Quantitative and Qualitative Disclosure about Market Risk”. no assurance can be given that the Company’s hedging program will be successful in adequately protecting the Company from fluctuations in commodity prices.

Dividends Unlikely

The Company has not paid any dividends since the date of its incorporation and it is not anticipated that dividends will be declared in the short or medium term.

Competition within the Mining Industry

Significant and increasing competition exists for mineral resources in the jurisdictions in which the Company conducts operations. As a result of this competition, the Company may be unable to acquire additional attractive mining claims or financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified employees.

As a result of this competition, some of which is with companies with greater financial resources, the Company may be unable to maintain or acquire the personnel and expertise required to develop and operate its properties. Also, the Company may be unable to acquire attractive mining properties on terms it considers acceptable or at all. Consequently, its revenues, operations and financial condition could be materially adversely affected.

AIF 2005

Rio Narcea Gold Mines, Ltd.

Project Risks

In pursuing its near-term objective of joining the select ranks of the profitable, mid-tier metal producers, the Company evaluates acquisition opportunities that would give appropriate returns to enhance shareholder value. Any resultant acquisitions may have significant associated risks, including, but not limited to: (1) political, (2) market volatility, (3) orebody proving to be below expectations and (4) environmental. Additionally, the Company may require additional capital to finance acquisitions. There can be no assurance that the Company would be successful in overcoming these risks or any other problems arising from such acquisitions.

Dependence on Key Management Employees

The Company’s development to date has depended, and in the future will continue to depend, on the efforts of key management employees, including Chris I. von Christierson (Chairman and CEO), Alberto Lavandeira (President), Omar Gómez (CFO), Javier Colilla (Senior Vice President, Corporate), David Baril (COO) and Carl Hering (Senior Vice President, Exploration and Business Development). The loss of any one of these people could have a material adverse effect on the Company.

DESCRIPTION OF MINES, DEVELOPMENT PROJECTS AND EXPLORATION PROPERTIES

Gold Operations

El Valle and Carlés Mines

Exploration History

Workings of the Roman era trace the length of the Rio Narcea gold belt, which hosts the El Valle and Carlés mines. Some of the larger Roman workings include pits at these mines. The El Valle and Boinás Roman pits occur at both ends of the El Valle gold deposit and mineralized outcrops exposed in the pit walls were important in the discovery of the deposit. Just north of the village of El Valle, the Romans moved approximately 400,000 cubic metres of material. One kilometre to the southwest, near the village of Boinás, the volume of moved material is estimated at 700,000 cubic metres.

Although minor amounts of gold continued to be extracted from the region through simple panning methods, little is known about the history of metal mining in the Rio Narcea belt from the time the Romans abandoned the area near the end of the second century until the 19th century. Some of the earliest of modern mining interest in the belt is documented in public records as permits granted for iron exploration in the late 1800s. At the end of the 19th century and beginning of the 20th century, small copper mines were exploited at Carlés, Boinás and El Valle. During World War II, arsenopyrite was mined near Carlés.

Modern exploration of the Rio Narcea gold belt began in the 1970s by Spanish subsidiaries of multinational mining companies. In 1971 and 1972, while exploring the Salave gold deposit 60 kilometres to the northwest near the coastal village of Tapia, Gold Fields Española, S.A. (“Gold Fields”) conducted preliminary reconnaissance of the area near Salas and mapped the Carlés skarn. Gold Fields work included soil and outcrop sampling, geochemical analyses and a surface magnometre survey. Boliden Minerals A.B. (“Boliden”) came to the Rio Narcea belt through the Salave route in 1981. Focusing on the La Ortosa granodiorite, just south of Salas, Boliden conducted detailed geological mapping, and soil geochemical and geophysical surveys on a 600 metre by 500 metre grid prior to completing a seven hole, 1,085 metres, core drilling program on the La Ortosa intrusive. Boliden was followed by Exploraciones Mineras del Cantábrico S.A. (“EMC”) in 1985. EMC continued exploration in the area and drilled an additional three core holes for a total of 624 metres at La Ortosa and one hole to a depth of 346 metres at the Godán prospect.

Anglo American Company (“Anglo”) initiated the first systematic program of gold exploration in Rio Narcea gold belt in 1985. Focusing on skarn-related gold mineralization, Anglo concentrated their initial work in the vicinity of the Carlés intrusive while conducting exploration along the belt. The first phase of exploration at Carlés included 1:6,000 and 1:25,000 scale aerial photography, photo geologic and outcrop mapping at a scale of 1:1,000, collection and geochemical analysis of 253 outcrop samples and 240 soil samples, completion of 1,292 metres of percussion drilling in 25 holes and 13,147 metres of core drilling in 58 holes with mineralized intercepts assayed for gold, silver, copper and arsenic. Anglo's work also included geotechnical (Rock Quality Designation-RQD) studies and preliminary bench metallurgical test work.

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Rio Narcea Gold Mines, Ltd.

By the end of 1990, Anglo, through a joint venture with Hullas del Coto Cortés, S.A. (“HCC”), had developed 910 metres of decline for access to +70, +40 and +18 levels, 200 metres of ore drives and 80 metres of raises at Carlés. The underground sampling work included the collection of 600 panel samples, 189 channel samples and 140 muck pile samples to determine the extent and continuity of the skarn mineralization in the deposit. A total of 90 samples weighing 36 tonnes were sent to Anglo American Research Laboratories in Johannesburg, South Africa, for a large-scale metallurgical test work. The underground drilling program included a total of 6,012 metres in 108 core holes. A feasibility study completed by Anglo in 1991 concluded that Carlés was technically feasible.

Along with its work on the Carlés project, Anglo expanded the exploration program in the Rio Narcea gold belt. During the Carlés exploration and predevelopment programs, Anglo and the Anglo/HCC joint venture mapped, at a 1:1000 scale, several of the Roman pits on the belt, collected 858 samples for analysis, conducted magnometre and soil geochemical surveys at the El Valle deposit and Godán prospect, and initiated the first exploration drilling program to test these areas. By 1991, the joint venture had completed a total of 8,932 metres of core drilling in 43 holes including 4,555 metres in 26 holes at Boinás East (part of the El Valle mine), 3,474 metres in 13 core holes at El Valle and 903 metres in four core holes at the Godán prospect.

Drawn by the work done by Anglo and HCC, Concord Services Inc. (“Concord”) a mining company from Denver, Colorado, U.S.A. established the wholly-owned Spanish subsidiary Concord Minera Asturiana (“CMA”) in April 1992 and joined Anglo and HCC to continue work on the project as operator for the joint venture. CMA began exploratory drilling on the Rio Narcea gold belt in January 1993 after the completion of detailed geological mapping between La Brueva and Boinás and trenching programs at the prospects of Santa Marina, Villaverde and La Brueva. By August 1993, CMA had completed the first round of drilling at El Valle and defined a zone of high-grade gold mineralization in the West Breccia over a strike length of 250 metres. At this time, CMA and HCC acquired Anglo's remaining interest in the joint venture and formed Rio Narcea, A.I.E., a company registered in Spain, to hold their interest in the properties and continue exploration on the Rio Narcea gold belt.

By the time of the Company’s public listing in July of 1994, Rio Narcea A.I.E. and the precursor CMA/Anglo/HCC joint venture had completed an additional 9,727 metres of drilling in 50 holes on the Rio Narcea gold belt. The exploration program included 7,090 metres in 32 holes in the El Valle deposit, 371 metres in 3 holes at the Pontigo prospect, 577 metres in 3 holes at the Villaverde prospect, 541 metres in 4 holes at the Antoñana prospect, and 1,148 metres in 8 holes at the La Brueva prospect. Following its public listing, the Company commenced an advanced exploration drilling program at the El Valle deposit (now considered to include Boinás) while continuing exploratory drilling for additional deposits along the belt.

The Company expanded its exploration drilling program through the remainder of 1994 and 1995 on the Rio Narcea gold belt to advance the delineation of mineralization at El Valle while continuing to test targets at the Villaverde, Antoñana, Millara and La Brueva prospects. In August 1995, infill drilling commenced in the West El Valle zone. Metallurgical, hydrological, geotechnical and sterilization drilling was completed on the El Valle deposit in the second quarter of 1996 with infill drilling continuing into the third quarter to delineate yet another zone of copper and gold mineralization referred to as the Black Skarn below the planned Boinás East open pit. Infill drilling for the feasibility study was completed in the West Breccia zone, the Boinás West zone and within the planned open pit of the Boinás East zone at the end of August 1996. The feasibility study on the El Valle project was completed in October 1996 by MinCorp Engineers & Constructors, a division of MinCorp Ltd. (“MinCorp”), based in Denver, Colorado. Infill drilling was initiated later in the year at Carlés, completing an additional 16,283 metres in 96 holes. By the end of 1997, drill spacing on the Carlés deposit was closed to approximately 25 metres to a depth of 100 metres below surface and a spacing of 50 metres to a depth of approximately 200 metres below surface. Contemporaneous with this program, mineralization in the form of a gold skarn was identified at the Godán prospect where an additional 5,656 metres were drilled in 17 holes prior to the end of 1998.

El Valle Mine

Description, Location and Access

The El Valle Mine is located within the municipality of Belmonte de Miranda about 40 kilometres southwest of Oviedo, Spain. The mine area is located along the west flank of the Sierra de Begega mountain range. Access is by paved roads from many directions and internally by a series of improved dirt roads.

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Rio Narcea Gold Mines, Ltd.

El Valle Mine location map

All mineral rights relating to the El Valle mine are held free and clear of all encumbrances and liens other than (i) the rights of certain owners of the mineral rights to investigate and exploit industrial minerals and (ii) the mortgages with financial institutions to secure the financing facilities.

Geology

Gold mineralization at El Valle was initially deposited as copper-gold skarns near the margins of intrusive igneous rocks that where in contact with limestone or dolomite. After extensive erosion, a northeast-trending fracture zone provided conduits for the subsequent emplacement of igneous dikes and related hydrothermal alteration that crosscut the skarn. The later events produced gold mineralized quartz veins, clays and jasperoid breccias.

As at December 31, 2005, the El Valle deposit has been defined by 177,006 metres of drilling in 1,040. The geometry of the gold mineralized zones reflects the various phases of mineralization that constitute the deposit. Along the intrusive contact, the shape is strongly influenced by the lens-like geometry of the igneous body where skarn mineralization is dominant. Where the orebody consists of gold mineralization from the epithermal overprint, the zones have larger bulk dimensions and are parallel to the northeast trending fracture system. The mineralizing events at El Valle have resulted in a mineralized system that has more geometric complexity than many sedimentary hosted epithermal deposits, but a simpler geometry than is usually associated with skarn deposits.

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Rio Narcea Gold Mines, Ltd.

Mineral Reserves

The Company's December 31, 2005 mineral reserves estimate for the El Valle Mine is 19,000 ounces of gold, including 4,000 ounces of gold in stockpiled ore. The mineral reserves include 1,782 tonnes (3.9 million pounds) of copper, including 469 tonnes (1.0 million pounds) of copper in stockpiled ore.

El Valle Mine – Mineral Reserves1
(as at December 31, 2005)

Category		Tonnes (000s)	Au Grade (g/t)	Contained Ounces Au (000s)	Cu Grade (%)	Contained Tonnes Cu
Mineral Reserves
El Valle Underground	Proven	130	3.47	15	1.01	1,313
	Probable	-	-	-	-	-
	Total	130	3.47	15	1.01	1,313

 (1) Gold Price: $430/ounce, a copper price of $3,500 /tonne and exchange rate of $1.20/€

El Valle Mine – Mineral Reserves1
(as at December 31, 2004)

Category		Tonnes (000s)	Au Grade (g/t)	Contained Ounces Au (000s)	Cu Grade (%)	Contained Tonnes Cu
Mineral Reserves
El Valle Underground	Proven	445	3.72	53	1.00	4,175
	Probable	278	5.50	49	1.28	2,965
	Total	723	4.40	102	1.10	7,140

 (1)

Gold Price: $400/ounce, a copper price of $2,800/tonne and an exchange rate of $1.23/€

Mining

In 2004, the mine had made the transition from an open pit to an underground operation. Open pit mining was completed in August 2004.

In December 2004, revised mine plans for the El Valle and Carlés mines were developed. A significant increase in mining costs was expected and confirmed for 2005 due to the lower mining rates and lower grades. Operations conducted in 2005 have confirmed the expected increases in costs. As at December 31, 2004, the Company evaluated for impairment the book value of the El Valle mine, the Carlés mine and the El Valle plant, which processes ore from both the El Valle and Carlés mines, and based on the then current reserves and operating costs, determined that a write-down of the carrying  value of these assets of $28.4 million was appropriate.

In 2005, mine production from the El Valle underground mine was 177,613 tonnes at 3.1 Au grams per tonne and 0.98% Cu, compared to a budget of 237,255 tonnes at 4.1 Au grams per tonne and 0.84% Cu. This resulted in 25% less tonnes mined at a 24% lower head grade compared to budget, producing 43% less contained gold.

In February 2006, after a thorough performance review of the El Valle and Carlés operations, the Company took the decision to close these operations. As a result, an orderly mine closure procedure will commence as soon as practicable, with the ultimate cessation of production and the closure of both the El Valle and Carlés mines being completed by the end of 2006. During 2006, mining will be concentrated in those areas already developed which have better rock conditions and higher grades. There will be no further investment in underground development.

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Rio Narcea Gold Mines, Ltd.

Metallurgy

Metallurgically, the El Valle ore is relatively complex being a copper-gold ore from both oxidized and primary sulfide environments exhibiting not only variability with respect to gold and copper provenance but also in physical terms i.e. grindability. The copper in the oxidized zones is mainly native copper, recoverable by gravity concentration as well as froth flotation, whereas the sulfide zones contain copper mainly as chalcopyrite, recoverable by flotation only. Gold is substantially liberated but with relatively fine grain sizes. The metallurgical flow sheet therefore requires gravity concentration for gold and native copper recovery, and froth flotation for copper recovery to achieve low enough residual copper levels for feeding a conventional cyanide gold leaching circuit. A feature of the underground ores is the copper grades of >1% with much lower level of impurities.

Processing Plant

The processing plant at El Valle, constructed and designed by Fluor Daniel-Signet, was designed in accordance with the metallurgy described above to process 600,000 tonnes of ore per year to produce doré and copper gravity and flotation concentrates. The plant was designed to permit expansion of capacity to 750,000 tonnes per year. At present, a rate of almost 700,000 tonnes per year has been achieved. Although the quantities of doré and concentrate may fluctuate depending on the source of the ore being processed, the distribution of gold produced in 2005 was 65% and 35% of doré and copper concentrate, respectively, with a significantly higher deportment to doré than expected. The expected distribution of gold production for 2006 is 80% and 20% of doré and copper concentrate, respectively.

Following the success of the expansion to the gravity circuit in 1999, a further expansion took place in the last half of 2000 involving an additional Knelson Concentrator and more spirals, together with improvements to the shaking table circuit. As a result, the recovery of gold to high-grade gravity concentrates with superior smelting terms has been significantly increased. In anticipation of higher copper levels in the open pit ore feed, further plant modifications were made in 2001 to increase the capacity and the flexibility of the flotation circuit to maximize recovery ahead of carbon in leach (CIL) and improve concentrate grades. A further expansion of the copper flotation and filtration capacity took place during late 2003 in order to process the much higher copper grades from underground and produce bulk clean flotation concentrates.

The Company designed, installed and commissioned a new leaching plant for high-grade gravity concentrates in the third quarter of 2002. The new circuit successfully passed more gold into high-paying bullion while also rejecting penalty elements like arsenic, thus improving the overall net smelter returns on the products. This circuit continued to operate successfully during 2003, 2004 and 2005.

Permits

The Company has all the necessary permits required for mining operations at El Valle. By the resolution dated August 23, 1996, the Asturian mining and environmental authorities approved the final production, reclamation and environmental impact plans for the El Valle deposit. The permits included plans for three open pits, a treatment plant, waste dump and all necessary facilities for the project.

Production Forecast

In February 2006, the Company made a decision to close these operations. During 2006, mining will be concentrated in those areas already developed which have better rock conditions and higher grades. There will be no further investment in underground development. As such, gold production forecasted for 2006 from Rio Narcea’s existing operations is expected to be approximately 49,370 ounces. Additionally, under the milling agreement with Nalunaq, Rio Narcea is expected to process 116,000 tonnes of the Nalunaq ore during 2006.

Contracts for Sale of Products

The Company sells three types of products: high-grade gravity gold concentrates, low- to medium-grade copper concentrates and gold doré. The first is sold to refineries in Belgium and Mexico through long-term and spot contracts. The second, produced by gravity and flotation, is sold to smelters in Canada through long-term contracts revised each year. In the past, low- to medium-grade copper concentrates have also been sold to other locations in Europe and Japan. The bullion is sold to refineries in Switzerland and United Kingdom.

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Rio Narcea Gold Mines, Ltd.

Environment

The Company's priority is to minimize the impact of its operations through application of its Environmental Monitoring Plan, which exceeds the requirements necessary to comply with local, regional and national regulations.

Both surface and ground waters are valuable resources. Protection of their quality is a priority for the Company as it strives to prevent any negative impact by its mining activities. Its operations are designed with a zero-discharge water recovery system. Air quality standards are continually monitored and controlled to minimize their impact on adjacent villages and communities.

The Company has conducted ongoing re-contouring, soil replacement, seeding and planting activities since 1997. The overall goal of the Company's reclamation activities is to restore the land to its natural ecosystem and return to the community a superior environment for their traditional agricultural and cattle grazing uses.

El Valle Exploration Potential

The only gold exploration currently being carried out by the Company at or near the El Valle mine is in “Area 107” that is located close to existing underground operations. Drilling results here include some high grade intercepts and suggests structural continuity of the mineralized zone. The mineralization remains open at depth and towards the southeast where the best intersections have been encountered.

All the underground drilling has been conducted from existing production development and is not ideally located for an exploration program. Nevertheless, the results obtained show that the structure remains open. The Company is therefore evaluating options to advance exploration in this area using the existing infrastructure of the Boinás mine.

Carlés Mine

The Carlés mine is located ten kilometres north of the El Valle mine on the Rio Narcea gold belt. The Company commenced mining operations at Carlés in the fall of 2000.

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Rio Narcea Gold Mines, Ltd.

Carlés Mine location map

The Carlés gold deposit is defined by approximately 43,962 metres of core drilling in 444 holes and includes 3.7 kilometres of underground decline and strike drives and 200 metres of ventilation shafts for future underground production. Gold mineralization is associated with copper sulfide-magnetite bands found in garnet and pyroxene skarn that is metallurgically distinct from the oxide gold mineralization found at El Valle, but quite similar to the sulfide skarn mineralization.

From 1986 to 1991, Durandel (a wholly-owned subsidiary of Anglo) and HCC carried out 20,732 metres of core drilling in a total of 193 holes and completed 1.5 kilometres of underground decline and strike drives at the Carlés deposit. A positive feasibility study for mining the Carlés deposit was completed in February 1991. However, Concord Minera Asturiana, S.A. (“CMA”), a company controlled by Benton and part of the Concord group of companies (“Concord”), concluded that approximately two-thirds of the investigated zone required additional drilling to prove continuity of the mineralized envelope. During 1997, Rio Narcea completed an infill drilling program comprising 16,300 metres in 134 holes, focusing on near-surface mineralization of the North zone, to confirm the Anglo findings and to establish continuity in the ore zones.

Development of the Carlés deposit began in 1998 with construction of a by-pass for the highway to provide area for access for mining and surface infrastructures. In 1999, the Company continued development work of the Carlés project by advancing permitting and the purchase of surface rights. In July 2000, the Company obtained final approval and all necessary permits for the commencement of

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Rio Narcea Gold Mines, Ltd.

mining operations.  Open pit production from the Carlés deposit commenced in the fall of 2000 and was completed in the spring of 2004. Underground mining began in August 2003 using the sublevel open stoping method due to excellent ground conditions.

The Carlés mine accounted for approximately 35% of the total production in 2005 (12% in 2004). In 2005, mine production from the Carlés underground mine was 158,588 tonnes at 5.4 Au grams per tonne and 0.78% Cu, compared to a budget of 187,026 tonnes at 6.4 Au grams per tonne and 0.73% Cu. The low mining rate was due to the underground transportation problems and lack of drill capacity.

As previously discussed, the Company made a the decision to proceed with the closure of these operations. The Company does not believe that positive cash flow could be sustained at Carlés on a stand-alone basis.

 Carlés Mine – Mineral Reserves 1
(as at December 31, 2005)

Category		Tonnes (000s)	Au Grade (g/t)	Contained Ounces Au (000s)	Cu Grade (%)	Contained Tonnes Cu
Mineral Reserves
Carlés Underground	Proven	160	5.01	26	0.57	903
	Probable	64	4.30	9	0.41	263
	Total	224	4.81	35	0.52	1,166

 (1)

Gold price of $430/ounce, a copper price of $3,500/tonne and an exchange rate of $1.20/€.

Carlés Mine – Mineral Reserves 1
(as at December 31, 2004)

Category		Tonnes (000s)	Au Grade (g/t)	Contained Ounces Au (000s)	Cu Grade (%)	Contained Tonnes Cu
Mineral Reserves
Carlés Underground	Proven	106	4.49	15	0.68	721
	Probable	423	4.30	59	0.60	2,575
	Total	534	4.34	75	0.62	3,296

 (1)

Gold price of $400/ounce, a copper price of $2,800/tonne and an exchange rate of $1.23/€.

Annual production by mine for the years 2005 and 2004 is as follows:

	2005	2004
El Valle Mine
Ore (tonnes)	262,217	508,940
Average grade (g/t)	5.6	6.8
Recovery (%)	94.8	94.7
Gold production (ounces)	45,000	104,744

Carlés Mine
Ore (tonnes)	153,915	97,773
Average grade (g/t)	5.18	4.51
Recovery (%)	93.4	97.6
Gold production (ounces)	23,945	13,836

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Rio Narcea Gold Mines, Ltd.

Gold Development Projects

Salave Gold Project

On October 28, 2003, the Company, through its wholly-owned subsidiary Naraval, acquired 85% of the issued and outstanding common shares of EMC, Spanish exploration company having mineral rights in the Salave gold deposit located in northern Spain, for approximately $5.8 million. Of the purchase price, $1.5 million was satisfied by the issuance of 600,276 Common Shares and the remaining $4.3 million was paid in cash.

The mineral rights at Salave were leased by EMC to a third party for an undefined period of time. On March 9, 2004, the Company entered into a termination agreement with the lessee of the mineral rights. As consideration for the cancellation of the lease agreement, the Company paid $5 million in cash and granted 2 million Warrants, having a fair value of $1 million, which are exercisable at a price of Cdn$5.00 per common share until September 12, 2008. The Company will make additional payments of $5 million upon fulfillment of each of the following milestones: (i) granting of the construction permit; (ii) commencement of commercial production; (iii) achieving production of 200,000 ounces of gold; (iv) achieving production of a cumulative 400,000 ounces of gold; and (v) achieving production of a cumulative 800,000 ounces of gold. In addition, the Company will have to pay a royalty of 5% on gold produced and sold in excess of 800,000 ounces subject to a deduction of $200 per ounce, and on all other metals from the date of commencement of commercial production. The Company has the right to buy back 50% of the 5% royalty for $5 million.

During 2004 and 2005, EMC completed three equity financings for an aggregate of € 9.9 million (approximately $11.7 million). The non-controlling shareholders did not participate in the equity financings, resulting in a dilution of their interest in EMC. As a result, the participation of the Company in EMC has increased to 95.0%.

In August, 2005, the Company was advised by the Regional Authorities of Asturias’ that they would not approve the “change of land use” application required to develop the project.  The Company is now engaged in a legal process that, in accordance with Spanish law, is expected to result in the receipt of compensation for the economic damages created by the decision.

Property Description and Location

The Salave gold project is located approximately one kilometre east of the village of Tapia de Casariego, Asturias, Spain. The population of Tapia is about 5,000, and the village is situated on Spanish national highway N634 in north-western Spain. Primary industries supporting the village of Tapia are fishing, farming, forestry and tourism.

The Salave gold project consist of five mineral concessions covering a total area of 433 ha. The mineral concessions set out in the table below are in good standing.  Annual land holding costs are minimal (904 Euro) and no State royalties exist on the project.

Salave Project Concessions
Concession Name	Registration Number	Area (ha)	Date Granted	Expiration Date
Salave	25380	67.98	April 18, 1945	October 10, 2015
Dos Amigos	24371	41.99	September 10,1941	October 10, 2015
Figueras	29500	212.02	January 25,1977	January 25, 2007 (Extension requested)
Ampliacion de Figueras	29969	10.99	November 9, 1988	September 11, 2018
Segunda Ampliacion de Figueras	29820	100.04	September 16,1981	September 16, 2011
Total		433.02

To date, preliminary environmental impact, archaeological, hydrologic and geotechnical studies have been completed, both by the current and previous operators of the project. Prior to actual development, full studies along with a plan of operations and site reclamation will be completed and filed with appropriate authorities. Included in the authorizations needed for exploitation, are urban reclassification and a special authorization from the Provincial Government of Asturias to allow mine development within the current 500 metre buffer zone around the coastline. No development is allowed within 100 metre of the coastline.

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Rio Narcea Gold Mines, Ltd.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Salave project is by paved roads from Oviedo, the capital of Asturias, north-western Spain. Logistical support, in terms of power and telephone lines, is available at Tapia, which is linked to the Asturias power grid. Water is available from wells near the project and from the Porcia River east of the project. Infrastructure is excellent for mining activities since the area has a long history of coal mining. Infrastructure for mining equipment and personnel also are available at Rio Narcea’s El Valle gold mine, some 100 kilometres east of Tapia. A high voltage power line and a rail line transect the project area, and shipping facilities are available at the port of Ribadeo, some 10 kilometres west of Tapia, within the Province of Galicia.

The Salave project lies in an area north of a typical alpine forest, with moderate to rugged topographic relief characterized by narrow valleys and alpine meadows on high hills.  The land around Salave is used for agriculture and forestry. The high rainfall, humidity and mild temperatures favour a vigorous growth of vegetation. Wildlife in the area includes deer, rabbits, various migratory birds and various species of fish.

The area of the Salave project has a moderate Mediterranean-type climate with an average daily temperature of about 20 degrees Celsius  in the summer and around 15 degrees Celsius in the winter.  Annual rainfall averages 1,195 millimetres and is common during the months of May and June. Snowfall is rare along the coast but is more frequent to the south at high elevations.

Year round flow in the Rio Porcia river, 2.5 kilometres to the east of the Salave project, is expected to yield sufficient domestic and industrial water for the project, assuming a usage of about 8,000 cubic metres per day.

The water table lies about 15 metres below the surface at Salave and will have to be considered in relation to the pit stability.  The surface terrain is not likely to cause problems in the design and emplacement of foundations for buildings and heavy equipment. In terms of seismic activity the area is considered to be stable.

Exploration History

The Salave project and other areas in Asturias have a long history of gold mining dating back to the First Century. Gold was first discovered about 2,000 years ago when the Romans mined some 6 million tonnes of oxidized near surface material to depths averaging 30 metres in the vicinity of Los Lagos, those parts of the ancient Roman open pit which are covered by water.  Processing of the ore included gravity concentration of the gold by transporting the loose oxidized material along several large and adjacent sluice channels. Outcropping mineralization attracted minor attention during World War II, when an attempt was made to mine molybdenum. Salave has since been examined by a number of gold mining companies, including: IMEBESA (1970-1971), Rio Tinto Patiño (1972), Gold Fields (1975-1976), Anglo American Corporation of South Africa (“Anglo”) through its subsidiary Charter Exploraciones S.A. (1980-1988), Oromet Joint Venture between Glamis Gold Inc. and Biomet Technology Inc. (1988-1989), Empresa Minera Newmont Inc. y Compaňia, S.C., a subsidiary of Newmont Inc. (“Newmont”) (1991), EMC (1992) and, more recently San Diego Gold Minery, S.A. (“Lyndex”).

Geology and Mineralization

The Salave gold deposit is located within the West Asturian-Leonese Zone (WALZ), in the north-western portion of the Hercynian Iberian massif. The WALZ represents the transition between the foreland areas (Cantabrian zone) situated to the east, and the more internal zones to the west (Central Iberian zone), of the Hercynian orogenic belt in the north-western part of the Iberian peninsula.

The WALZ contains a thick and nearly continuous series of cambro-ordovician siliciclastic rocks (about 11,000 metres) which have undergone intense deformation. The Hercynian orogeny compressional tectonics formed the easterly directed overturned and recumbent folds. Major thrust faults, such as the Mondoñedo thrust also formed as a result. The late to post-Hercynian intrusive, such as the Salave granodiorite, was likely channelled by these crustal scale thrusts. The morphology of the coastline near Salave is controlled by northeast trending and moderately to steeply northwest dipping, upright to isoclinally folded metasedimentary rocks. Northwest trending faults also have acted as secondary control to the coastline morphology.

The igneous rocks in the Salave area are directly related to the mineralization and comprise several stocks and dikes. These rocks range in composition from gabbro to granodiorite.

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Rio Narcea Gold Mines, Ltd.

The Salave mineral concessions cover part of a granodiorite body, which is only a small part of the Porcia intrusive complex (PIC). The granodiorite outcrops towards the west end of the complex, which extends about four kilometres, from the Rio Porcia river to Represas playa, just east of Tapia. To the south, the complex is covered by thin Quaternary alluvium. West of the Mondoñedo thrust, the area is underlain by quartzite, sandstone, argillite and shale of the cambro-ordovician Los Cabos series. Near the PIC, the clastic sedimentary rocks have been subjected to amphibolite grade contact metamorphism, with associated sulfide alteration in a metamorphic aureole.

The Salave gold deposit is hosted mainly by the Salave granodiorite, at its western boundary, close to the contact with the Los Cabos formation. The deposit contains gold mineralization along numerous north to northwest trending and gently west dipping irregular lenses. In places they may be subhorizontal. In other places they are affected by a set of north trending structures and define a complex network, within a northeast trending and, at least 350 metre wide shear zone. Gold mineralization is also present within the Los Cabos metasedimentary rocks.

Gold mineralization at Salave is related to hydrothermal alteration of the host granodiorite. In particular, the highest gold grades are associated with intense albititesericite-carbonate alteration with fine-grained arsenopyrite, commonly disseminated as fine needles. Other sulfide minerals, such as pyrite and stibnite are also present in the deposit. Destruction of the original texture is a major feature of the most intensively altered and mineralized granodiorite. Quartz veins, although present, do not contain the gold-arsenopyrite assemblage, and the quartz-carbonate molybdenite bearing veins, which are present in the deposit, do not contain gold.

No work is expected to be carried on this project in 2006, as a result of the decision of the Asturian government to reject the application for “change in land use” required to develop the project.

Drilling

By year end 2005, approximately 54,075 metres have been drilled in 266 holes on the property. In addition to the drilling, several programs of geological mapping and geochemical and geophysical surveys have attempted to characterize near-surface mineralization for exploration applications elsewhere in the region.

Technical work was initiated on the Salave project in May 2004 by compiling previous exploration and drilling information into a single database and commencing a 17,391 metre infill drilling campaign for a bankable feasibility study.  The program reduced the distance between drill holes to approximately 25 metres.  The drilling campaign has extended the high grade Mirayos zone to the northwest and increased the average grade of the Lagos zone in the south central sector of the deposit. The initial drill holes were planned to provide samples of mineralized material for metallurgical testwork. A scoping study for the refractory ore metallurgical treatment was awarded to Ausenco Ltd. of Australia.

In August 2005, the Regional Government of Asturias rejected the application for “change of land use” required to develop the project. After a review of its legal options, the Company commenced legal applications to the local courts seeking reversal of the decision and/or monetary damages.

Sampling and Analysis and Security of Samples

Core logging and sampling is done at a warehouse within the town of Tapia.  Prior to logging, the core is photographed with a digital camera (a copy is placed on the computer and a copy is archived onto compact disc), the core is logged for its geotechnical properties, and specific gravity measurements are taken.  Lithologic core logging is then done by recording geological data on specifically designed logging forms.  These include graphic log, data on lithology, structural features, alteration, veining and mineralization.

Quality control/quality assurance measures undertaken by Rio Narcea for the Salave drill holes include an on-going recheck program at an independent laboratory, combined with monitoring of the El Valle mine assay lab by close monitoring of the assay results from standards, blanks and re-assaying of original pulps.

Resources

Hrayr Agnerian of Roscoe Postle Associates Inc. (“RPA”) who is an independent “Qualified Person” as that term is defined in National Instrument 43-101 prepared the mineral resource estimate using the same drill hole database that Newmont had used for its 1991 mineral resource estimate and the assay database from holes RN-02 to RN-14, RN-16 and RN-17 of the current diamond drilling program being

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conducted by the Company. The drill hole database contains different databases from various companies who have operated the Salave project in the past. Consequently, the distribution of the gold grades and the average grades of the gold assays are different. Nevertheless, RPA considered the current database as one population for this resource estimate.

The Salave mineral resource estimate was prepared using a block modelling approach, whereby grades were interpolated into a block model by ordinary kriging. First, the gold deposit was interpreted on drill sections into seventeen mineralized lenses. Gemcom software was used to construct 3D solids of the lenses and grades were interpolated into blocks in each 3D solid using only the 3 metre drill hole assay composites located within the solid. The search strategy used a search ellipse with long axes oriented along the strike and dip of the lenses and short axis across the dip. A minimum of one and a maximum of 10 composites was required for interpolation, with a maximum of 10 for any drill hole.

The mineral resource has been estimated using a cut-off grade based on the approximate average gold price, production cost and expected recovery in the resource model. RPA has used the gold recovery factors as reported in a recent scoping study on alternative concentrate pressure oxidation techniques and the subsequent cyanidation of the Salave mineralized material by Rio Narcea and considered operating costs as estimated by Rio Narcea for an open pit mine at Salave.

The mineral resource estimate is classified into measured, indicated and inferred categories. Measured mineral resources include the volume of mineralized rock mostly within the detailed drill area by Oromet, where the drill hole spacing is about 12.5 metres, and extending to about 30 metres below the surface. These are estimated to be in the order of 354,000 tonnes at an average grade of 2.70 g/t of gold. The indicated mineral resources extend from the surface to a maximum depth of about 350 metres where spacing of drill holes is in the order of 40 metres or less. This distance is about equal to the length of the along-strike and down-dip variogram range for gold.  indicated mineral resources are also assigned to parts of mineral lenses where drill hole spacing is in the order of 40 metres and continuity appears to be reasonably well established, and classification as indicated mineral resource is considered to be justified. Some 80% of the total mineral resources are considered to be indicated mineral resources. These are estimated to be in the order of 15 million tonnes at an average grade of 3.00 g/t of gold. Almost all of the indicated mineral resources are situated in the western part of the deposit, from the surface to about 200 metres below the surface.

Mineral resources are listed below at a nominal cut-off grade of 1 g/t of gold. There are areas of higher grade mineralization within this overall mineral resource.

Resources	Tonnes	Gold g/t (cut)	Gold g/t (uncut)
Measured	354,100	2.70	2.70
Indicated	14,841,000	3.00	3.09
Measured + Indicated	15,195.000	2.99	2.99
Inferred	2,813,000	2.47	2.53

Exploration Potential

The Salave Project is an advanced stage exploration property that contains significant zones of gold mineralization in a set of north to northwest trending and gently west dipping lenses. Mineralization is predominant in the Salave granodiorite, but narrow zones of gold mineralization are also present in the overlying metasedimentary rocks. At least 17 mineralized zones are interpreted to be present. The mineralized zones need further drill testing by inclined drill holes, since most of the previous drilling was done by vertical drill holes. This additional diamond drilling could better outline the mineralized zones and may intersect another set of mineralized structures, which are interpreted to be trending northwards and steeply dipping, in preparation for detailed mine design and feasibility studies.

Results of diamond drilling completed to date indicate that the trend of high grade intersections continues at depth and is oriented to the north. Further drilling is recommended to test the extensions of the high-grade zones beyond and west of the current drilling. Due to the morphology of the extensions of the high grade zones, additional resources at depth may not be mined by open pit methods.

Corcoesto Project

The Corcoesto project is near the coast of Galicia in northwest Spain where numerous gold occurrences and Roman workings form an arcuate belt that extends 70 kilometres along the Malpica shear structure. The north to northeast trending structure dissects a metamorphic sequence of schist, gneiss and quartzite providing zones of weakness for a complex evolution of mineralizing events. Gold

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mineralization occurs in a well-developed system of sheeted quartz veins forming large silica-rich envelopes within altered metamorphic rocks.

In 1998, the Company expanded its property position to include the Corcoesto project in the western region of Galicia. This area contains ample evidence of ancient mining activity dating back to Roman time. Corcoesto contains more than 60 Roman workings. Attracted to the area in 1895, Sagasta Gold Mines Ltd. constructed, via a 70 metre main shaft, 3,000 metres of adits and produced 6.75 kilograms of gold from 12 quartz veins before selling the property in 1910 to the Aurifera Gallega Company. Rio Tinto Patiño acquired the property in 1972 and sold the project to Gold Fields in 1975 who continued exploration in the area with systematic surface channel sampling. Between 1983 and 1990, EMC and Rio Tinto Minera drilled 9,621 metres in 47 holes looking for higher grade structures at depth.

The Company acquired the Corcoesto property following detailed surface mapping and a review of previous exploration in the area. The study revealed that much of the previous exploration had focused on the potential of deeper high-grade structures, but the shallow mineralization was largely undefined.

From 1998 to 2005, the Company completed 16.3 kilometres of trenching and 21,445 metres of drilling in 245 holes at Corcoesto. Together with 11,747 metres drilled in 69 holes during previous programs, the work defined five zones of gold mineralization within an area of three square kilometres.

In May 2002, the Company engaged Metallurgical Design and Management (Pty.) Ltd. (“MDM”) to initiate a feasibility study on this project. The Company completed a 12,000-metre infill drilling program in 2003 as part of this feasibility study. The program targeted shallow, low-grade mineralization for a possible heap leach operation. As part of the study, metallurgical tests were conducted with fresh core collected from this infill drilling program. The Company received conflicting metallurgical test results from the core samples as recoveries were considerably lower than indicated by previous metallurgical work. Additional independent testing confirmed the lower recoveries thus indicating marginal returns for the project.

While further metallurgical tests were being undertaken, drilling of the high-grade zones, which remain open at depth, was considered necessary to move the project forward. Eight deeper holes, testing gold mineralization between depths of 75 to 125 metres below the surface, encountered high-grade intercepts ranging from 2.4 metres averaging 8.4 g/t to 1.1 metres averaging 35.3 g/t.

In March 2005, the Company entered into an exploration agreement with Kinbauri Gold Corporation (“KBN”) in relation to the Corcoresto project, under which KNB can earn an interest of up to 65% of this project by expending $4.7 million in exploration over five years. In 2005, KNB conducted a 2,245 metres diamond drilling program at Corcoesto. Eight holes were drilled at Pozo del Ingles to investigate the extension and continuity at depth of high grade gold vein systems previously defined by Rio Narcea. Also four holes were drilled to investigate gold geochemical soil anomalies. Several high grade intercepts up to 23.8 grams per tonne over 2.0 metres have encouraged KNB to conduct further exploration at Corcoesto in 2006, which includes detailed soil geochemistry, trenching and a diamond drilling program between 2,000 to 3,000 metres.

Tasiast Project

Newmont LaSource (“Newmont LaSource”, then called Normandy LaSource Developpement SAS) sold the Tasiast project as part of a larger disposal of its non-core assets pursuant to a sale agreement dated May 31, 2002 as amended (the “Newmont Agreement”). The consideration paid and to be paid by Tasiast Mauritanie Limited (“TML”), a wholly-owned subsidiary of the Company, to Newmont LaSource aggregates $6.5 million and consists of the following payments:

1.

$50,000 paid in December 2001;

2.

$1,950,000 was paid upon closing of the sale effective April 1, 2003;

3.

$1,500,000 paid in December 2004;

4.

$1,000,000 to be paid on the first day of commercial production;

5.

$1,000,000 to be paid on the first anniversary of production; and

6.

$1,000,000 to be paid on the second anniversary of production.

In addition, TML has granted a 2% NSR royalty in favour of Newmont LaSource on production in excess of 600,000 ounces from the properties subject of the Newmont Agreement. The exploration licences that are the subject of the Newmont Agreement have been transferred into the name of TML but are subject to a first pledge in favour of Newmont LaSource, which pledge will remain in place to secure the balance of the payments to Newmont LaSource for the purchase price and the royalty; provided that, it will be subordinated to

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a project finance lender for the Tasiast project. In January 2004, a mining licence, PE229, covering 312 square kilometres formerly included in the Tasiast project exploration licences, was granted by the Mauritanian government to Tasiast Mauritanie Limited S.A. (“TMLSA”), a Mauritanian incorporated wholly-owned subsidiary of TML. TMLSA became a party to the Newmont Agreement and mining licence PE 229 was also made subject to the first pledge in favour of Newmont Lasource. The assets acquired from Newmont LaSource include all exploration data, field facilities and equipment, and office and residential facilities in the Mauritanian capital, Nouakchott.

Property Description and Location

Rio Narcea holds the Tasiast project through TML, which holds six contiguous exploration licences (each a “PRM”) covering 16,334 square kilometres, and through TMLSA, which holds mining licence PE229 comprising 312 square kilometres.  Some of these PRMs were recently renewed, and are current to 2007, PRM 96 is currently in the process of being renewed.  The Company can further renew some exploration licences, at which time conversion to a mining licence will be required, unless any special extension of the PRMs can be negotiated with the Mining Titles Unit (Unité du Cadastre Minier) of the government of Mauritania. Detailed information about the licences is provided in the table below.

Name	No.	Area Km2	Grant/Renewal	Duration	Expiry
Tasiast	PE 229	312	Granted Jan 19/04	30 years	Jan 19/34
Tasiast South	PRM 70	355	2nd Renewal Apr 18/04	3 years	Apr 18/07
Tasiast West	PRM 157	1,376	Renewal Apr 22/04	3 years	Jan 22/07
N’Daouas East	PRM 96	1,478	2nd Renewal June 27/04	3 years	June 27/07
Khat Atoui	PRM 104	1,500	Renewal August 30/02	3 years	Aug 30/05 (in renewal process)
Tasiast	PRM 237	539	Granted Apr 21/04	3 years	Apr 21/07
Tasiast	PRM 238	746	Granted May 23/04	3 years	May 23/07

The Tasiast project is located in north-western Mauritania approximately 300 kilometres north of the capital city of Nouakchott and 250 kilometres southeast of the port city of Nouadhibou.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Tasiast project is readily accessible by 4x4 vehicles from Nouakchott by unpaved roads and desert/sandy tracks and from the port of Nouadhibou by unpaved desert/sandy tracks.  The Tasiast project is also accessible by the Société Nationale Industrielle et Miniére de Mauritanie (“SNIM”) rail line which passes approximately 96 kilometres to the north of the camp.

The mine location in northwest Mauritania is accessible from Spain via the Canary Islands or Morocco to the north.  The project is located about 160 kilometres east-southeast of the port city of Nouadhibou or approximately 300 kilometres northeast of the capital city of Nouakchott. Access from either city takes approximately 3 ½ hours and is mostly along a paved highway which connects the two cities. Today, an exploration camp is in place with telephone and radio links to a Nouakchott office, and a gravel airstrip has been built for light-aircraft access.

The topography of the Tasiast project area consists of flat, barren plains primarily covered by sand dunes. Vegetation in the Tasiast project area is very sparse and consists primarily of grasses and acacia trees.  The climate is hot most of the year (maximum can exceed 45 degrees Celsius, minimum can reach 10 degrees Celsius) with low rainfall and strong prevailing northeast-southwest winds.

There is an exploration camp, built by Newmont LaSource, at the Tasiast project which consists of a number of concrete black buildings including housing for personnel, office with computer network and server room, RC cuttings and field supplies storage areas and core logging facilities, vulchen and dining room/telecommunications building and garage facility, shower and toilet facilities, generator building and six large tents for local labourer accommodations.

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Electricity is provided to all buildings and the tents by three 25kVa/220V generator sets. Utility water is trucked in from a borehole approximately 60 kilometres west of the camp.  Bottled water is brought in for drinking.

Exploration History

Gold exploration in the Tasiast region was first undertaken in three regional exploration programs carried out between 1960-1975 by the Bureau de Recherches Géologiques et Minière (“BRGM”) and SNIM.  Based on the geological mapping programs and results of the previous exploration work, three exploration programs were carried out between 1993 and 1996 by the Office Mauritanien de Recherches Géologiques (“OMRG”) and BRGM as part of a European Development Fund project (“EDF Project”). Regional soil sampling and geological mapping programs that were carried out during this period identified numerous gold geochemical anomalies in the region, most notably in the Tasiast project area. Upon completion of the EDF Project, the areas explored within and around the Tasiast area were made available to third parties by the Mauritanian government. As a result, Normandy La Source Development SAS (“NLSD”) acquired the area in 1996.

During the period 1996 to 2001, NLSD conducted an extensive five phase exploration program in the Tasiast project area. The exploration work conducted by NLSD included approximately 32,000 metres of RC drilling and 3,300 metres of diamond core drilling. The program was managed and operated on a contractual basis by the BRGM, who provided the supervising chief geologist and other technical expertise as required.

Based on NLSD’s exploration work, two main areas of gold mineralization hosted in an north-south trending zone of sheared Banded Iron Formation (“BIF”) in the Aouéouat greenstone belt were encountered within the Tasiast area: the East Branch and West Branch. The East Branch consists of three main mineralised zones over a strike length of 5.0 kilometre:  Piment Central; South Piment; North Piment.

Several resource estimations have been made during the life of the Tasiast project area. Past resource estimates have been conducted in-house by NLSD or by an independent consulting group, Ankobra Resource Services Limited. In 2003, Midas Gold plc (“Midas”) re-modelled Ankobra’s 2000 resource estimation for all the zones to make the estimate JORC compliant, to a depth of 100 metres below surface.

From March 1 to June 18, 2003, a total of 303 reverse circulation (“RC”) holes totalling 25,859 metres (cumulative 26,774 metres with RC pre-collars) was completed on the Piment Central Zone, South Piment Zone, North Piment Zone (southern extension) and North Piment Zone C-16 anomaly by Defiance. As well, from March 1 to May 25, 2003, a total of 29 core drill holes totalling 1,976.50 metres of core were completed on the Piment Central Zone, South Piment Zone, North Piment Zone (southern extension) by Defiance. The Defiance core drill program was designed to test the continuity, shape, thickness, dip and plunge of gold mineralization encountered in NLSD’s previous five RC and DDH drill phases. The goal of the RC and DDH drill program was to upgrade the previously published NLSD JORC Code – CIM standard resource estimation of the various gold mineralized zones from an inferred - indicated resource category to a 43-101 - CIM standard indicated measured category. In order to carry out the infill drilling, RC holes were drilled between old NLSD RC holes along drill fences at 25 metre spacing along the east-west fence. Defiance’s infill RC drill fences were set out at 25 metre spacing on either side of the NLSD drill fences and the RC hole collars were drilled at 25 metre spacing along each drill fence. As for the core holes, they were drilled in areas where previous NLSD RC drill fences had no DDH coverage. The 2003 Defiance infill RC and DDH drill program has identified and delineated significant gold mineralization over the Piment area zone. The deposits in the East Branch of the Piment Zone at Tasiast are made up of epigenetic type, quartz-hosted gold mineralization and have been delineated over a strike length of about 4,000 metres and attain an average width of 25 metres that can reach up to 50 metres.

From March 2004 to October 2004, a total of 112 RC holes totalling 6,844 metres (including four RC precollars of four deep diamond holes) were completed on the Piment Central Zone, Piment North Zone (northern extension) and to the west of the Piment zone (to check the ground under the waste dumps and tailings dam areas).  RC hole diameter was 5 5/16 inch.  As well, a total of four deep diamond drill holes totalling 292 metres (1,122 metres with RC precollars) were completed on the Piment Central Zone to check the down-dip extension of the northern Piment Central shoot.  The procedures followed and the equipment used was the same as that used in the January-July 2003 drilling program.

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Geological Setting

The Tasiast project is located within the Archean age Aouéouat greenstone belt, a 70 kilometre long by 15 kilometre wide north-south trending belt situated within the southwest sector of the Reguibat shield (or Dorsale Reguibat). The Reguibat shield is a geological subdivision of Mauritania, that comprises both Archean and Proterozoic basement rocks. The Reguibat shield forms part of the west African craton which is bounded on all sides by younger rocks.

The Tasiast project covers a 60 kilometre strike length of the Aouéouat greenstone belt. The Aouéouat greenstone belt is geologically similar to other Archean greenstone belts in the world, which are known to host major gold deposits. The Tasiast project area overlies four north-south trending greenstone belts. These are from east to west: N’Daouas greenstone belt; Aouéouat greenstone belt; Kneffissat greenstone belt; and Hadeïbt Agheyâne greenstone belt. All of the greenstone belts consist of amphibolite, amphibolite-garnet schist and mica schist. These “greenstone” belt rocks result from metamorphism of parent volcanic and intrusive successions (ultramafic volcanic rocks, gabbro, basalt, dacite) and volcano-sedimentary successions (lithic wacke, epiclastics, shale, and banded iron formation). However, the Aouéouat greenstone is the only one out of the four containing ferruginous (magnetite) quartzites.

Exploration

During 2005, work was concentrated in defining the project for start up of production. No exploration work was done in the field except detailed geological mapping of the area and geologic interpretation of existing data.

Outside of the Tasiast mining licence area, a preliminary review of the exploration database on its extensive 16,000 square kilometres land position in Mauritania is indicating that the three blocks of mineral rights currently held by Rio Narcea have potential to host not only additional mineralization, but also Nickel-Copper magmatic sulfide mineralization associated with mafic and ultramafic rocks.

Reserves and Resources

A technical report was completed in January 2006 by A.C.A. Howe International Limited (the “2006 A.C.A. Howe Technical Report”) under the supervision of Daniel C. Leroux, P. Geo., a qualified person independent of Rio Narcea under National Instrument 43-101. The total diluted open pit proven and probable reserves are contained within four open pits: Pit S1 (Piment South-South Extension), Pit S2 (Piment South-North Extension), Pit S3 (Piment Central), and Pit S4 (Piment North-South Extension). The reserves are summarized as follows:

Proven and Probable Mineral Reserves1
(@ $370 per ounce)

Pit	Proven		Probable		Proven and Probable			Waste:Ore Strip Ratio
	Tonnes	Grade (g/t Au)	Tonnes	Grade (g/t Au)	Tonnes	Grade (g/t Au)	Contained Gold (ounces)
S1	292,000	3.51	1,786,000	3.05	2,078,000	3.12	192,000	3.4
S2	4,000	2.51	545,000	2.95	549,000	2.95	50,000	7.9
S3	244,000	3.81	5,460,000	2.91	5,704,000	2.95	557,000	4.4
S4	62,000	4.57	548,000	4.20	610,000	4.24	87,000	8.9
Total	602,000	3.75	8,339,000	3.03	8,941,000	3.06	886,000	4.7

(1)

The mineral reserve estimate was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, P.Geo. a Qualified Person independent of Rio Narcea, as disclosed in the 43-101 report dated January 31, 2006 (the “2006 A.C.A. Howe Technical Report”) which report adapted section 5.0 of the SNC Lavalin 43-101 report dated May 27, 2004. Rio Narcea’s modifications to the pit design have resulted in slight changes to the mineral reserve estimate originally prepare by SNC-Lavalin Inc. under the supervision of Mr. Ab Kroon, a Qualified Person independent of Defiance.

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Resource Estimate Tasiast Gold Project (@ 1.0 g/t Au cut off)1,2

Resource Category	Tonnage (Mt)	Grade (g/t Au)	Gold Content (ounces) (000)
Measured Oxide	0.35	4.20	47
Measured Primary	0.28	3.57	32
Indicated Oxide	3.84	2.89	357
Indicated Primary	7.60	3.07	750
Inferred Oxide	4.37	2.18	306
Inferred Primary	8.06	2.29	593
Total Measured + Indicated	12.07	3.06	1,185
Total Inferred	12.43	2.25	899

(1)

Mineral resource estimate was prepared by A.C.A. Howe International Ltd. under the supervision of Daniel C. Leroux, P.Geo. a Qualified Person independent of Rio Narcea. As disclosed in the 2006 A.C.A. Howe Technical Report, Rio Narcea audited the previous resource estimate prepared by A.C.A. Howe International Ltd. and set out in their 43-101 report dated October 10, 2003 prepared by Eugene Puritch, Associate Mining Consultant of A.C.A. Howe International Limited under the supervision of Daniel C. Leroux, Associate Consulting Geologist of A.C.A. Howe International Limited who is a qualified person under National Instrument 43-101.

(2)

The resource estimate includes reserves.

Mine Plan

The plant is expected to process an average of 1.12 million tonnes of ore per year with accelerated mine production of the oxide ore in the first two years averaging approximately 1.17 million tonnes of ore per year. The project would produce an annual average of 115,000 ounces of gold in the first three years and average approximately 99,000 ounces per annum in subsequent years. During the pre-production phase, 983,000 tonnes of waste are to be excavated for crusher ramp and tailings dam construction, reducing the strip ratio of the pits during operations to 5.0:1.

Concentration is to be achieved by a conventional process consisting of three stage crushing and ball mill wet grinding, carbon-in-leach, gold recovery and tailings thickening. Overall gold recovery is expected to be 95%. Total water requirements are anticipated to be approximately 4,000 cubic metres/day and will be supplied from a well field composed of 8 wells located approximately 60 kilometres west of the Tasiast project. The majority of the water for the concentrator and fire protection will be raw water (not potable) from the wells. However a reverse osmosis system will be used to produce the estimated requirement of 160 cubic metres/day of fresh water. Electricity at the site will be supplied by a group of heavy fuel generator sets.

Environmental

The environmental impact study concluded that no major negative environmental impact is anticipated at the Tasiast project. The location of all of the components of the project in an isolated desert area largely contributes to minimizing the environmental impacts.

Capital Cost

Total capital costs are expected to be approximately $63.5 million using a contractor for mining. Contract mining was determined to be more economical. Construction of the project is expected to take 18 months and construction labour will peak at 250 people. Once in operation, the Tasiast project will provide full-time employment for approximately 235 people.

Gold Exploration Projects

Godán

The Godán deposit consists of a mineralized envelope of gold skarn located 2.5 kilometres northwest of the Carlés mine. A total of 1,994 metres drilled in nine holes by the Company in 1998 targeted the margins of the intrusive. The drilling program discovered a new zone of

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gold mineralization, referred to as Ortosa West, which ranges between 5 to 10 metres in thickness. The skarn mineralization occurs at the same stratigraphic horizon which hosts the Ortosa East zone located one kilometre to the east. Drill hole data from the two zones indicate a tight stratigraphic control for mineralization around the intrusive. Both zones remain open.

On March 22, 2005, the Company had entered into an option agreement with Buenaventura S.A.A. (“Buenaventura”) pursuant to which Buenaventura could earn a 70% interest in the Company’s properties located within the Rio Narcea gold belt, including the Godán deposit. The Company and Buenaventura have verbally agreed in January 2006 to cancel this agreement.

The Godán project is in the exploration stage and there is no assurance that a commercially viable mineral deposit exists on this property. No exploration work has been conducted on the Godán deposit since completion of the drilling program mentioned above.

La Brueva

The La Brueva deposit is located three kilometres south of the Carlés mine. A quartzite breccia with partially oxidized veins of arsenopyrite is prominently displayed in a large Roman pit at the deposit. The Company has drilled 1,861 metres in 12 holes testing a northeast plunging breccia pipe. The mineralized breccia is at the west edge of a gabbro intrusive that forms skarn mineralization. Skarn mineralization is also evident in hornfels developed 500 metres to the southeast in a sandstone near the intrusive contact where surface magnetic highs correspond to a soil gold anomaly.

In 2000, the Rio Narcea/Barrick joint venture drilled 520 metres in three holes testing the down dip extension to mineralization in the mineralized breccia pipe and the strike extension to mineralization along the east-west trending structure. The drilling program identified a new northeast trending mineralized structure and better defined the geometry of the deposit. The intercepts are open at depth and further definition drilling is necessary to evaluate the underground potential. No exploration work was conducted after 2000.

On March 22, 2005, the Company entered into an option agreement with Buenaventura pursuant to which Buenaventura could earn a 70% interest in the Company’s properties located within the Rio Narcea gold belt, including the La Brueva deposit. The Company and Buenaventura have verbally agreed in January 2006 to cancel this agreement.

The La Brueva Project is in the exploration stage and there is no assurance that a commercially viable mineral deposit exists on this property.

Santa Marina

The Santa Marina prospect, located just two kilometres north of the El Valle mine, was discovered in the last phases of the Rio Narcea/Barrick joint venture program in 2000. Hole SM-5 penetrated a 100-metre thick, near vertical zone of breccia that closely resembles the style of mineralization at El Valle. The hole intercepted a breccia with three intervals including 1.0 metre assaying 22 g/t, 2.5 metres assaying 16.1 g/t and 8.2 metres assaying 2.0 g/t gold between 170 and 210 metres. During 2002, Rio Narcea drilled 1,426 metres in three holes at Santa Marina to test the target to the north of SM-5. Although no significant width of gold mineralization was identified by the program, the drilling extended the strike length of the structure 200 metres to the north and continued to encounter high-grade, gold mineralized clasts that are mixed with unmineralized quartzite.

On March 22, 2005, the Company entered into a joint venture agreement with Buenaventura pursuant to which Buenaventura could earn a 70% interest in the Company’s properties located within the Rio Narcea gold belt, including the Santa Marina prospect. The Company and Buenaventura have verbally agreed in January 2006 to cancel this agreement.

The Santa Marina prospect is in the exploration stage and there is no assurance that a commercially viable mineral deposit exists on this property.  At the end of 2005, the project was waiting for a permit to start the construction of an underground access.

Penedono

The Penedono exploration license covers 220 square kilometres in northern Portugal. Gold mineralization at the Penedono prospect occurs in a parallel series of 0.5 to 2.2 metre wide vertical quartz veins with high-grade (>6 g/t) gold mineralization associated with arsenopyrite, pyrite and minor chalcopyrite. Underground channel sampling on the prospect defined a near vertical zone assaying 30.0 g/t gold over a strike length of 72 metres with an average width of 1.56 metres. The high-grade zone forms part of an interval assaying

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Rio Narcea Gold Mines, Ltd.

18.4 g/t over a strike length of 128.5 metres with an average width of 1.68 metres. The mineralization is non-refractory as indicated by metallurgical testing contracted by the Company prior to acquisition of the property. Recoveries ranging from 85 to 95% of the gold can be achieved through flotation and leaching.

Reconnaissance work in 2000 by Rio Narcea identified an unusual occurrence of intrusive-hosted gold mineralization in relation to tungsten in old workings ten kilometres to the west of the village of Penedono. Channel sampling of greisen exposed in the shallow Turgueira tungsten workings defined a true width of 23.6 metres averaging 1.9 g/t gold, including 12.9 metres averaging 3.1 g/t gold. Subsequent trenching 50 metres to the south of the Turgueira adit intercepted 23 metres averaging 1.9 g/t gold including 5.2 metres averaging 6.2 g/t gold. Three holes drilled in 2001 failed to encounter significant mineralization. The soil geochemical survey succeeded in defining significant gold anomalies that extend over a strike length of 2 kilometres with samples containing up to 3.0 g/t gold.

A small drilling program in 2002 completed 1,693 metres in eight holes testing four isolated targets on the Penedono property. The most significant drill hole results included 1.6 metres assaying 7.8 g/t gold at a depth of 55.6 metres below Vein 4 at Mina San Antonio, 10.4 metres averaging 1.6 g/t gold at a depth of 56.1 metres at Dacotim and 10.1 metres assaying 10.1 g/t gold at a depth of 193.3 metres at Turgueira. The Penedono project is in the exploration stage and there is no assurance that a commercially viable mineral deposit exists on this property.

In December 2004 the Company entered into a joint venture agreement with C2C Inc. pursuant to which C2C Inc. can earn a 50% interest in the project upon incurring €600,000 in exploration expenditures on the property as follows:  (i) €150 000 euros the first year; (ii) €200 000 euros the second year, and (iii) €250 000 euros the third year.

An additional 15% undivided interest can be earned by completing €500 000 worth of exploration work on the property during the fourth and fifth years once the first 50% interest has been acquired.

During 2005, C2C Inc. carried out a limited amount of field work and drilling in the areas of interest.

Karet Project

The Karet project area in Mauritania is located in the northeast of the country and is approximately 250 kilometres east-northeast of the SNIM iron mines at Zouerate. This is a very isolated area within the Western Sahara desert, in the northeast corner of Mauritania, and is accessible only by tracks.

The Karet project area is covered by two contiguous tenements, totalling 2,844 square kilometres. In the indicative work program submitted in support of the transfer of the tenements from Newmont LaSource, TML proposed to spend $100,000 on further exploration at Karet, subject to the identification of quality targets.

Detailed information about the exploration licences is provided in the table below:

Name	No.	Area Km2	Grant/Renewal	Duration	Expiry
Karet Centre North	PRM 67	1,420	Renewal Jun 06/03	3 years	Jun 06/06
Karet Centre South	PRM 134	1,424	Renewal Jun 06/03	3 years	Jun 06/06

The Karet tenements cover an area of Early Proterozoic rocks, which are generally referred to as Birimian, or Eburnean rocks. This rock group is younger than those at the Tasiast project by some 600 million years, but are highly prospective for gold in other areas of west Africa. Birimian rocks host the major gold deposits of Ghana and Mali.

A geologic review of these tenements will be conducted in 2006 to evaluate their potential in detail.

Ahmeyim-Tijirit Project

The Ahmeyim-Tijirit project area in Mauritania is located approximately 100 kilometres east of the Tasiast project. The Ahmeyim-Tijirit project is covered by five contiguous exploration licenses totalling 7,184 square kilometres.  The three Ahmeyim exploration licenses numbered 109 to 111 are joint ventured with Societe Arabe des Mines de l’Inchiri S.A. (“SAMIN”) who has a 10% free-carried interest

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Rio Narcea Gold Mines, Ltd.

to production. Through TML, Rio Narcea holds 100% of the two Tijirit exploration licenses numbered 107 & 108. In the transfer of these tenements and the joint venture interest from Newmont LaSource, Tasiast Mauritanie indicated to the Mauritanian government that it had allocated a provisional budget of $200,000 for further exploration work at Ahmeyim-Tijirit, subject to the identification of quality targets. TML is bound by the expenditure commitments entered into by Newmont LaSource in respect of the SAMIN joint venture.

Detailed information about the exploration licences is provided in the table below.

Name	No.	Area Km2	Grant/Renewal	Duration	Expiry
Tijirit	PRM 107	1,448	Renewal Feb 21/03	3 years	Feb 21/06 (in renewal process)
Tijirit	PRM 108	1,474	Renewal Feb 21/03	3 years	Feb 21/06 (in renewal process)
Aymeyim	PRM 109	1,360	Renewal Feb 21/03	3 years	Feb 21/06 (in renewal process)
Aymeyim	PRM 110	1,444	Renewal Feb 21/03	3 years	Feb 21/06 (in renewal process)
Aymeyim	PRM 111	1,458	Renewal Feb 21/03	3 years	Feb 21/06 (in renewal process)

Regional geochemical soil surveys were completed which covered the northeast trending belt of Archaean greenstones that were not hidden by Azefal sand cover. The geology of the area comprises felsic (rhyolitic) volcanic rocks, mafic volcanic rocks, gabbro and epiclastic sedimentary rocks. Banded iron formations are not present. Two field campaigns were completed, including airborne magnetic surveys, remote sensing, structural studies, geological mapping and geochemistry. A widespread (18 kilometre to 7 kilometre), low-order gold anomaly is associated with north-northeast trending shear zone which contain quartz veins, veinlets and silicified breccia, and adjacent northeast trending dolerite dyke. Six geochemical anomalies were identified with 200 metre to 50 metre sampling.

A review of the potential of these tenements will be conducted in 2006 to evaluate their potential in detail.

Reclamation Projects

Honduran Properties-Vueltas Mine

During the year ended December 31, 1997, Geomaque Explorations Ltd., a predecessor company to Defiance, acquired the Vueltas mine by way of an amalgamation with Milagro Minerals Inc. By mid-1998, 30,000 metres of diamond drilling had been completed. A feasibility study was completed in November of 1998. In December 1998, a production decision was taken and construction began on an open pit heap leach gold mine. Mining commenced in December 2000 and the mine produced a total of 118,265 ounces to the end of December 2004. On March 12, 2004, mining activities permanently ceased at the Vueltas mine due to the lack of further economic resources. Lixiviation of the heaps ceased in August 2004 and reclamation work has been carried since that date, including sealing of the sulfide zone at the bottoms of the pit and bush plantation at waste dumps and heaps and removal of equipment and infrastructure.

Nickel Operations

Aguablanca Mine

Location, Access and Climate

The Aguablanca nickel sulfide deposit is located in the province of Badajoz, in the municipality of Monesterio, five kilometres west of the village of El Real de la Jara. The Aguablanca deposit has excellent logistical communications being approximately three kilometres

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Rio Narcea Gold Mines, Ltd.

from the Seville-Mérida national highway, currently being updated to a four lane highway, and 80 kilometres by road to Seville and 140 kilometres from a major seaport at Huelva. There is ready access to power, telephone lines, and domestic water and industrial water can be obtained from the Rivera de Cala river, which passes about 800 metres from the deposit or one of its effluents.

N
S
E
W
PORTUGAL
SPAIN
BADAJOZ
Merida
Evora
Zafra
Moura
Monesterio
Aguablanca
Santa Olalla del Cala
CORDOBA
SEVILLA
HUELVA
Legend
Rio Narcea Properties
Spanish Provinces
Roads

Aguablanca Location Map

The El Real de la Jara region has limited commercial infrastructure, mainly consisting of businesses servicing the local farming and agricultural activities. There are some isolated farms within a radius of 10 kilometres of the project area. Farming is generally of a subsistence nature and includes cattle and pig farming. Secondary support businesses and services, and government organizations, available in El Real de le Jara include, retail, banking and schools. Roads in the area are relatively undeveloped. A new bitumen road by-passing the town was constructed. This ensures that heavy vehicles associated with the mine development, and operations thereafter, do not disturb or disrupt the local community.

The Aguablanca region has a Mediterranean climate. Temperatures in the hot and dry summer months, from May to October, range from 10°C to 33°C. Temperatures in the cool, mild winter months, from November to April, range from 3°C to 18°C. Rainfall and light snow prevail in this period. The prevailing winds are seasonal. The Aguablanca project is at an elevation of 450 to 500 metres above sea level, and comprises low hills with moderate relief. Rock outcrops are rare.

The mineral rights consist of leases, options to purchase or freehold interests in registered exploration permits, surveyed investigation permits and state mineral reserves covering a total surface area of approximately 5,645 square kilometres.

Once the geological potential of the Exploration Permits has been assessed, the Company can transform the areas of interest into Investigation Permits (PI), which has been done in most of the cases.

Within any area a declared a reserve of the State and not free for claiming by the Director General of Mines (a “State Reserve”), the State retains a royalty which can range from 0.5% to 2% of NSR (in relation to the average annual nickel price according to the table below)  to be paid annually at the start of the first year of commercial production.

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Rio Narcea Gold Mines, Ltd.

Average Annual Nickel Price ($/tonne)
Minimum	Maximum	NSR
0	4,945	0.5%
4,945	6,235	1.0%
6,235	7,740	1.5%
>7,740	-	2.0%

In addition, the Company will pay a royalty to AC (a wholly-owned subsidiary of Freeport-McMoRan Copper & Gold Inc.) commencing at the start of the second year of commercial production, according to the appropriate formulas detailed below, based on the yearly average prices for copper (“Cu”) and nickel (“Ni”):

If (Ni + (Cu price/3)) = <$7,700/Mt, the amount to be paid shall be $0

If $7,700/Mt < (Ni price + (Cu price/3)) = < $8,000/Mt, the amount to be paid shall be equal to: ($110.25*(Mt produced Ni metal+(Mt produced Cu metal/3)))/2

If $8,000/Mt<(Ni price + (Cu price/3)) = <$8,500 Mt, the amount to be paid shall be equal to: ($220.50*(Mt produced Ni metal+(Mt produced Cu metal/3)))/2

If $8,500/Mt<(Ni price + (Cu price/3)) = <$9,000 Mt, the amount to be paid shall be equal to: ($330.75*(Mt produced Ni metal+(Mt produced Cu metal/3)))/2

If (Ni price + (Cu price/3)) = <$9,000 Mt, the amount to be paid shall be equal to: ($441*(Mt produced Ni metal+(Mt produced Cu metal/3)))/2

This royalty can range between a 0.0% and 3.1% NSR, depending on nickel and copper prices. RNR, S.A. has the right to buy back at any time the above-mentioned royalty by paying $6 million to AC.

Outside the boundaries of the Aguablanca deposits but within the perimeters of the State Reserve, if a new deposit is found, the royalties at the start of the second year of commercial production of such new deposit, would be 1% NSR, payable to AC.

In October 2001, Rio Narcea engaged MDM of South Africa, a company having worldwide project experience in the design and construction of metallurgical milling and flotation plants, to manage the bankable feasibility study (“BFS”) for the Aguablanca project. Completed in July 2002, the BFS contains all of the required technical, engineering, capital and operating cost data, produced and compiled by MDM, as well as detailed environmental, geotechnical, mining, metallurgical and tailings studies/reports completed by others.

Permits

Rio Narcea received a positive Declaration of Environmental Impact from the Spanish Ministry of Environment in June 2003. In early August of 2003, the Council of Ministers of Spain approved the “Reserva Definitiva” mineral license for the Aguablanca project, securing the exclusive right of Rio Narcea´s wholly-owned subsidiary, RNR S.A., to exploit the Aguablanca nickel sulfide deposit. In September of 2003, final municipal approvals were granted allowing for construction to commence in October of 2003.

During 2004 and 2003, RNR, S.A. acquired several plots of land from the local landowners necessary for the construction of the Aguablanca project. In addition, several other plots of land have been rented for a period of 15 years with the option of extending this period. The Company has pre-paid the rentals to the owners of the land, corresponding to a minimum of six years and a maximum of 15 years. However, should negotiated positions fail to materialize, Spanish mining law allows mining companies to expropriate the surface land, giving no rights to landowners in relation to mineral rights. The land will be used for the development and operation of the mine complex (i.e. access roads, waste dumps, mine pit, plant facilities and tailings deposition facility).

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Rio Narcea Gold Mines, Ltd.

Geology

The Aguablanca Ni-Cu-PGM deposit is located in the southeastern part of the west-northwest trending Ossa Morena Lithostructural Zone, which extends into Portugal and covers an area 120 kilometres by 240 kilometres. It is situated along the southeast border of the Olivenza-Monesterio Antiform (“OMA”). The regional geology provides evidence of a least two orogenic events, separated by a period of extension characterized by early Paleozoic rifting and a passive margin phase during Ordovician-Devonian time. This extensional event is believed to be critical to the formation of nickel sulfide mineralization at Aguablanca and to the potential for new discoveries along the OMA.

The deposit is hosted by the Aguablanca gabbroic stock, approximately 2.3 square kilometres, along the northern contact of the Santa Olalla plutonic complex. The northern and southern limits of the plutonic complex are sites of major fault zones.  Parallel, post-mineral, northeast trending, strike slip fault system that dips 75° to 80° to the southeast dismembers and represent the lateral limits of the mineralization. From north to south the rock types observed in the deposit area are marble and skarn, endoskarn and various facies of gabbro. A layer of gossanous material with irregular thickness covers the above rock types and a 10 to 15 metre thick overburden is present throughout the area.

Mineralization

The Aguablanca deposit represents a typical magmatic Ni-Cu sulfide mineralization hosted by various facies of gabbro. Ultramafic rocks such as pyroxenite and peridotite have also been intersected in diamond drill holes. Sulfide mineralization consists predominantly of pyrrhotite, pentlandite, chalcopyrite and pyrite with minor marcasite and covellite. Magnetite is commonly present and lesser amounts of PGM and gold are associated with the sulfide minerals. Three main types of sulfide mineralization have been recognized. These are: Type 1 - Massive to semi-massive mineralization; Type 2 - Disseminated mineralization; and Type 3 - Irregular mineralization in patches, lenses etc. Type 1 mineralization is associated with magmatic breccia, which consists of subangular gabbroic fragments in a matrix of semi-massive sulfides. Type 2 mineralization is characterized by sulfides interstitial to the silicates (pyroxene, amphibole and plagioclase) and generally associated with the mineralized gabbroic unit. Type 3 mineralization contains variable amounts of sulfides in patches, lenses, aggregates or bands. It is typical of the distal parts of the deposit and represents the transition zone from the disseminated mineralization to the barren lithologies.

The Aguablanca deposit consists of two parts: (1) the main mineralized body (the “Main Zone”), approximately 300 metres long by 50 to 100 metres wide, trends east-northeast and (2) the northern body (the “North Zone”), 25 to 50 metres wide, traced for about 150 metres along strike and 160 metres below the surface. Both mineralized bodies are cut by northeast and northwest trending faults.

Exploration History

Exploration for nickel and copper deposits in the OMA area of southwest Spain has been carried out since the mid-1980’s. In 1986, the areas known as La Monaguera and La Remonta, which cover a total area of 620,800 hectares in the Provinces of Huelva and Badajoz, were declared a State Reserve for Mineral Investigation, and the investigation rights were awarded to Presur, the State corporation.

Presur carried out stream sediment geochemical sampling and in 1989 reduced the size of the State Reserve to 460,300 hectares. In 1993, the Presur-Rio Tinto Minera (“RTM”) Joint Venture identified the Aguablanca target by further geochemical stream sediment and soil sampling, and in 1994 discovered the Aguablanca deposit by diamond drilling. The RTM interest was later transferred to Atlantic Copper, S.A. (“AC”) which, in 1996, decided not to continue with exploration in the area.

By March 1997, the State Reserves had been reduced to 133,400 hectares, with 41,000 hectares categorized as a “Priority Area” in which AC and Presur each had a 50% interest, with the remaining 92,400 hectares categorized as “Secondary Area” in which Presur had 100% interest. Under the terms of the joint venture agreement, AC had the option to include areas within the “Secondary Area” in the “Priority Area”, thereby giving AC the right for a 50% interest.

From 1993 to 1996, RTM carried out some 33,000 metres of diamond drilling, completed a 65 metre long adit for bulk sampling and a pre-feasibility study on an open pit. RTM estimated the mineral resources at approximately 18.9 million tonnes averaging 0.67% Ni and 0.46% Cu and a stripping waste to ore ratio of 4.3 to 1. RTM then estimated the open pit mineral resources to total 12.4 million tonnes averaging 0.80% Ni and 0.54% Cu with a stripping ratio of 4.45 to 1.

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Rio Narcea Gold Mines, Ltd.

In March 2001, the Company signed an option agreement with AC to acquire a 50% interest in the Aguablanca project. The Company conducted an extensive due diligence study that included metallurgical tests, mine plan review and optimization, 513 metres of drilling, detailed geotechnical studies, re-logging of 5,600 metres of core and re-assaying 40% of the samples from 33,000 metres of drilling by the previous owners. With positive results obtained from the due diligence study, the Company exercised its option to acquire 100% of the Aguablanca project from AC and the Spanish Government on July 5, 2001 in exchange for a royalty based on net smelter returns, and initiated a bankable feasibility study.  In addition, the Company has a commitment with the Spanish State to invest €1.9 million (approximately $2.6 million), within a period of nine years in exploration in three specific areas.  Following these investments, exploration expenditures will be incurred on a 50%-50% basis by the Company and the Spanish State.

As part of the bankable feasibility study completed by MDM and the Company, two geotechnical core holes, three metallurgical holes and 53 core holes totalling 12,360 metres were drilled at Aguablanca to infill the drill hole spacing to 25 metres. Core size has been HQ (PQ for the metallurgical holes), and assay intervals were generally two metres, but adjusted locally for geologic changes of interest. Rio Narcea completed a program to re-open and re-survey all holes possible. A total of 11,999 metres in 55 old drill holes were resurveyed and results were used in the new geological interpretation and model building.

Taking advantage of the higher grades encountered in drill holes beneath the open pit reserves and also of the current and forecast nickel prices, the decision was taken in late 2003 to commence the planning of an underground decline. In April 2004, Rio Narcea awarded the contract for the decline to Obras Subterráneas, S. A., (an experienced Spanish contractor specialized in construction of tunnels). The development of the decline was finished during 2005. This decline was used for infill drilling at depth (5,142 metres) and eventual future underground production of higher grade material. The geological model of the surveyed area is expected to be finished during 2006.

Mineral Reserves

The Company’s December 31, 2005 mineral reserves estimate for Aguablanca Mine is 95,559 tonnes (210.6 million pounds) of nickel, including 665 tonnes (1.4 million pounds) of nickel in stockpiled ore. The mineral reserves include 67,338 tonnes (148.4 million pounds) of copper, including 476 tonnes (1.0 million pounds) of copper in stockpiled ore.

Aguablanca Mine – Mineral Reserves 1
(as at December 31, 2005)

		Category	Tonnes (000s)	Ni (%)	Cu(%)	Combined PGM (g/t)	Au (g/t)
								Contained Metal
								Ni	Cu
								(tonnes)	(tonnes)
Mineral Reserves
Aguablanca	Open Pit	Proven	12,584	0.66	0.46	0.48	0.13	82,926	58,325
		Probable	1,928	0.62	0.44	0.45	0.12	11,967	8,537
		Total	14,512	0.66	0.46	0.47	0.13	94,893	66,862

 (1)

Nickel price of $6,600/ tonne, copper price of $ 1,600/tonne, palladium and platinum price $400/oz and an exchange rate of $1.00/€.

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Rio Narcea Gold Mines, Ltd.

Aguablanca Mine – Mineral Reserves 1
(as at December 31, 2004)

		Category	Tonnes (000s)	Ni	Cu	Combined	Au	Contained Metal
				(%)	(%)	PGM	(g/t)
						(g/t)		Ni	Cu
								(tonnes)	(tonnes)
Mineral Reserves
Aguablanca	Open Pit	Proven	13,600	0.66	0.47	0.48	0.13	89,760	63,240
		Probable	2,100	0.62	0.44	0.45	0.12	12,999	9,303
		Total	15,700	0.66	0.46	0.47	0.13	102,759	72,543

 (1)

Nickel price of $6,600/tonne, copper price of $1,600/tonne, palladium and platinum price $400/oz and an exchange rate of $1.00/€.

Mining

The mine operation has been developed with contract mining (Peal Obra Pública, S. A. from Spain). In 2005 production from the open pit operation was 1,092,009 ore tonnes at 0.72% Ni and 0.51% Cu. During this first year of mine production, 4,666,198 tonnes of waste were removed. In 2006, the Company expects to produce 1,735,087 ore tonnes at 0.67% Ni and 0.48% Cu, with a strip ratio of 3.35:1

Metallurgy

Ore consists of semi-massive breccia sulfide and the disseminated sulfide ores, both bearing nickel and copper values. The nickel is present mostly as pentlandite and the copper only as chalcopyrite; minor nickel is contained in pyrrhotite. Most of the gangue is composed of silicates (amphibole, pyroxene) and pyrrhotite.

Testwork confirmed that Aguablanca ore is suitable for two stage milling using semi-autogenous and ball milling. The flow sheet includes primary crushing, semi-autogenous grinding, pebble crushing, ball milling, three stages of nickel flotation including concentrate regrind, concentrate thickening and filtration. Overall nickel recovery is estimated at 84 to 80% for the bulk concentrate production, with 85% for Cu and 75% for Pt, Pd and Co and concentrate grades will be 8 to 9% Ni with 4 to 5% Cu, 5 to 8 g/t Pt/Pd and 1500 to 2000 ppm Co.

Acid base accounting showed that Aguablanca flotation tailings have a strong potential to generate acidic drainage but also have significant neutralizing potential. Aguablanca waste rock has significant neutralizing potential.

Leachate testing showed that for both tailings and waste rock samples, very low levels of metals were detected, none of which were present at concentrations greater than the World Bank Environmental Guidelines for Mining and Milling Operations.

Processing Plant

The Company produces mineral bulk concentrate of nickel and copper, containing platinum group metals, cobalt and gold, by conventional open pit mining and processing, (milling and flotation) of mineral ores from the Aguablanca orebody. The Aguablanca processing plant has been designed to produce a bulk copper-nickel-platinum group metals (“Cu-Ni-PGM”) concentrate. However, the plant has the flexibility to produce separate copper and nickel concentrates with minimal loss of nickel to the copper concentrate, by exploiting the flotation rate differences between the fast floating copper and the nickel minerals. Magnesium oxide (“MgO”) levels in the concentrate will be controlled by conventional, industry standard talc depression techniques to achieve smelter specifications.

Construction of the plant commenced in October 2003 and finished in mid December 2004 under a lump sum turnkey contract with Fluor Corporation of Australia who also constructed the El Valle plant. Based upon the results of all test work conducted, the warranted performance of the Aguablanca plant has been set at 1.5 million tonnes of ore per year. However, major equipment capacity has been designed around 1.8 million tonnes per year and it is expected that this higher production level will be achieved with additional  underground ore.

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Rio Narcea Gold Mines, Ltd.

During 2005, the plant entered in a ramp-up commissioning period that was targeted to rapidly resolve the issues identified during normal operations while maintaining as high of a level of production as possible. The operating performance of the Aguablanca processing plant in 2005 is as follows:

2005
Ore milled (tonnes)	997,224
Ni average grade	0.76
Cu average grade	0.55
Ni recovery (%)	71.3
Cu recovery (%)	88.7
Ni production (tonnes)	5,382
Ni production (million pounds)	11,863
Cu production (tonnes)	4,889
Cu production (million pounds)	10,776

Production Forecast

For 2006, production from the Aguablanca mine is expected to be approximately 9,291 tonnes (20.5 million pounds) of nickel at a cash cost of $2.4 /pound (reference is made to the Company’s management discussion and analysis under the heading “Non-GAAP Measures” for the year ended December 31, 2005 and filed on SEDAR at www.sedar.com).

Tailings Management

Scott Wilson Mining (formerly Knight Piésold Limited) was commissioned in January 2002 by RNR, S.A., to prepare a study for the surface containment of tailings produced from the Aguablanca project. The BFS addresses the tailings and water management systems for the project.

The feasibility level design has been completed in accordance with the recommendations of the International Commission on Large Dams and other International standards, to be robust, suit the mine and processing plant planned operational methods, meet the environmental requirements for a safe and secure facility within Spain and to provide flexibility for future expansion of the tailings management facility. Three potential sites were identified for the construction of the tailings management facility. The site selected complies with storage capacity requirements, minimizes operation costs for the facility due to its proximity to the plant site and minimizes potential liabilities both during operation and after closure.

During 2004 and 2005, the tailings storage was constructed in the selected site and included a plastic lined basin designed to work as a zero discharge operation.

Environmental

An environmental study was carried out for the proposed Aguablanca project mining and processing plant operations in the municipality of Monesterio, Badajoz, Spain.

The environmental study was carried out to guarantee that the project is environmentally robust in terms of environmental monitoring and control, and to ensure that an optimal environmental strategy is adopted for the project’s implementation. The study confirmed that the impact to be caused as a result of the opening, mining and closing of the Aguablanca project will be compatible with the normal development of the environmental processes produced in the project's surroundings. The study was carried out within the guidelines of current European, national, regional and local legislation.

An environmental analysis of the project has also identified the detrimental environmental impacts that can result from operational activities. Preventative measures to minimize or eliminate such impacts have been established. The environmental evaluation examined the existence, concentration and effects of the various units (flora, fauna, landscape) in the project location in order to ensure that these measures can be effectively applied at appropriate levels throughout the project and that the area can be restored to its original state at the end of the project life.

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Contracts for sale of Products

Rio Narcea has an off-take agreement with Glencore International AG for the sale of 100% of the annual concentrate production at the mine until the year 2010. The concentrate will be trucked from Aguablanca to the port of Huelva for shipment.

Aguablanca Exploration Potential

A second phase of the underground drilling campaign (in this case applied to increase open pit reserves) and a regional surface drilling program around the Aguablanca mine are planned for 2006.

Base Metal Exploration Project

Ossa Morena

Nickel Sulfide Exploration

In 2003, Rio Narcea initiated a nickel sulfide exploration program in the Ossa Morena region of southern Spain and Portugal with an 11,000 line kilometre airborne geophysical survey. The radiometric, magnetic and electromagnetic survey covered the Beja and Campo Maior areas of Portugal and several areas in Spain that had not been previously surveyed The airborne radiometric survey identified extensive areas of low total count that correlate with favourable mafic and ultramafic intrusive rocks. Many of these areas had not been recognized previously as having potential for nickel mineralization. When this data was compared to soil and stream sediment geochemical data in the Company’s 20,000 sample database, several areas of mafic intrusive rocks coincided with the location of significant nickel and copper anomalies.

During 2004, the Company conducted an extensive program of regional reconnaissance to identify and prioritize targets for detailed geological mapping, soil geochemical surveys and various types of surface geophysical surveys.  A limited drilling program included 2,900 metres drilled in 14 holes that tested new targets at Bazana Norte, Merendero, and Olivenza as well as coincident geochemical and geophysical anomalies that defined detailed objectives around previously drilled areas in the Argallon and Calzadillas areas in Spain.   The drilling program in Portugal included the first holes to test nickel sulfide and PGE targets at Piorno, Torrejao and Vinagrinho in the southern Beja block, and the Cabeço de Vide intrusive in the northern Campo Mayor area. A deep hole at Cabeço de Vide was in progress at year end to test a very large and highly conductive TEM anomaly. Completion of the hole is expected prior to the end of Q1 2005.

The 2004 drilling program encountered encouraging sections of disseminated sulfides within favourable mafic host rocks on nearly all of the targets in both Spain and Portugal, but the nickel mineralization identified to date is sub-economic.  Much of the current drilling is at a very wide spacing and represents the initial attempt to evaluate a few of the many targets in the Ossa Morena project. During 2005, most of the field work was devoted to iron oxide copper gold (“IOCG”) targets.

IOCG Exploration

Geological reconnaissance in the Ossa Morena zone is also assessing the potential for iron oxide copper-gold (IOGC) mineralization related to a continental rift structure that extends across much of the Ossa Morena project. This area was once the most prolific iron-producing region of the Iberian Peninsula. Historical estimates of the iron rich mineralization in  the region totals more than 300 million tonnes of material averaging 30-50% Fe.  The copper and gold content of these occurrences has never been systematically investigated.  In itself, the iron of the Ossa Morena properties doubtfully represents a material of economic value, but modest amounts of copper and gold within this mineralized tonnage could form a very significant IOCG producing district.

Following up preliminary investigations by the Spanish Geological and Mining Institute, the Company investigated many of  these old iron mines and occurrences for copper and gold.  Samples taken from several of the prospects contained highly anomalous assays of both metals. Follow-up soil geochemical surveys detailed large areas of anomalous mineralization and widespread alteration that forms a belt of copper and gold occurrences stretching 100 kilometres along the south flank of the Olivenza-Monasterio antiform.

Prior to the end of 2004, the IOCG exploration program delineated six very promising IOCG targets for drilling in 2005.  Las Herrerias, located 100 kilometres northwest of Aguablanca presently represents one of the best. A zone of anomalous copper and gold in soils

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together with outcropping magnetite mineralization forms a target with a strike extension of 2.5 kilometres.  Virtually each of the outcrops in this area have anomalous copper and gold.

Rio Narcea’s mineral properties of the Ossa Morena project now total approximately 4,403 square kilometres.  To adequately explore for both nickel sulfide and IOCG mineralization in an area of this size will require the financial and technical capacity of more than a single company.  During 2005, most of the work was focused on large north-west trending structures (shears and thrusts faults) along the south limb of the major Olivenza-Monesterio antiform. These structures have been acting as channel ways for the hydrothermal fluids which finally precipitates in favourable host rocks of Upper Precambrian to Lower Cambrian age. Several significant and coincident geochemical and geophysical anomalies have been delineated, mostly in a favourable geological and metallogenic context, which suggests potential to discover Iron Oxide Copper Gold (“IOCG”) mineralization.

In total, 2,345 metres were drilled in 17 holes and in two different projects. At Alconchel, stratiform, acid tuff hosted chalcopyrite, pyrite and magnetite mineralization has been traced along 1,650 metres. The best results were 2.70 metres at 5,5% copper and 0.32 grams per tonne of gold and 5.85 metres at 1.2% copper and 0.1 grams per tonne gold. Some isolated high grade gold values were also found reaching up to 11.1 grams per tonne gold over 0.3 metres.  At La Vicaría, structurally controlled pyrite, chalcopyrite mineralization associated with large zones of strong hydrothermal alteration have been discovered. The best drilling results were 14.6 metres at 0.8% copper, including a high grade interval of 1.5 metres at 6% copper.

Encouraging results were also encountered at and around the Cala and Sultana gold projects, where continuous channel sampling has returned values as high as 6.44 grams per tonne gold and 9.14% copper over 4 metres.

Cala, Sultana and Vicaría, as well as Guijarro – Chocolatero and Teuler form part of the Bodonal – Cala gold belt. This is a 40 kilometres long by 7 kilometres wide belt that hosts the most important Copper-Gold mineralization identified to-date in the Ossa Morena project area.

In 2006, the Company will continue the systematic evaluation of the multiple targets within its 4,500 square kilometres land package, in both Spain and Portugal.

Rio Narcea Drilling and Sampling Procedures

As of December 31, 2005, Rio Narcea has drilled a total of 273,979 metres in 1,697 holes on its various properties in Spain and Portugal  and Mauritania since listing on the TSX in July 1994. The Company has full data sets and most of the remaining core from an additional 123,700 metres drilled in 757 holes by previous companies exploring Rio Narcea's properties. Since inception of exploration at the El Valle deposit a total of 160,594 metres have been drilled in 867 holes. A total of 58,222 metres in 323 holes have been drilled at Aguablanca.

An estimated 85% of all drilling on the Company's property is core drilling. All mineralized zones below the water table on Rio Narcea's property are cored with HQ diameter (63.5 millimetre) or larger core. Spacing of the drill holes for reserve calculation and mine planning has been designed by geostatistical consultant, Alan C. Noble, of ORE Reserve Engineering. Although site specific, all proven and probable reserves as well as mineralized material have been drilled with a maximum spacing that ranges from 24 to 50 metres. Drill hole spacing in selected high-grade zones and in underground reserves is 12.5 metres or less. Core recovery in the mineralized zone averages greater than 90%. The Company maintains strict contractual requirements that specify a hole must be redrilled at the contractor’s expense if core recovery is less than 85%, but offers a significant premium if recovery is greater than 90%.

All drill hole surface coordinates are surveyed by a total station or differential GPS and hole deviation is measured by modern down hole gyro equipment (giving a precise down hole position regardless of the rocks’ magnetic characteristics) and recorded directly into an onboard computer. The core is photographed, measured for density and rock quality (RQD) and meticulously logged by trained geologists under a system incorporating check logging to ensure consistency of interpretation. Detailed petrographic studies are routinely conducted through the University of Oviedo and include microscopic thin section analysis, fluid inclusion studies and potassium-argon age dating. Finally, all coded lithologies, core recovery, survey coordinates, density measurements and geotechnical measurements are entered into the Company's computer database with geochemical assays. Drill hole and geologic information is plotted on computer digitized topographic maps and cross sections and entered with surface and airborne geophysical data and soil geochemical data into GIS program for storage and further analysis. In-house reserves are calculated using Datamine and Whittle 4D pit optimization software. All

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publicly released mineral reserve estimates are prepared by certified independent consultants meeting the “Qualified Person” requirements of National Instrument 43-101, Standards of Disclosure for Mineral Projects.

Rio Narcea Sample Preparation and Assaying

All sample preparation is carried out on site to maintain the highest standards in cleanliness, quality and consistency. Sample protocol is strict and specifically designed for the project by ORE, after extensive studies of heterogeneity, screen size analysis and particle size distribution to determine sample error.

Mineralized core is diamond sawed into halves and prepared using LM1 and LM5, or LM4 pulverizers and ESSA automatic splitters to achieve larger sample weights and smaller particle sizes for splitting. Half cores, rejects and sample splits are archived in clean, well organized storage facilities at the respective project sites.  An elaborate ventilation system, specially designed hoods, vacuums, clean quartz sand between sample crushing, and constant supervision for possible contaminants is part of a continuing effort to eliminate errors due to sample contamination.

Gold assays are conducted on two-assay-ton samples using fire assay with gravimetric or AA finish (depending on grade) and routinely include an 8 and 11 atomic absorption trace element analysis. Nickel exploration assays are atomic absorption for nickel, cobalt and copper with fire assay on two-assay-ton samples for gold, platinum and palladium. Nickel soil and rock chip samples are routinely assayed with inductively coupled plasma (ICP) multi-element for 30 trace elements. Rio Narcea’s sample protocol requires data verification and quality control by re-assaying a minimum of 5% of the mineralized intervals at an independent laboratory to check the accuracy and precision of the data from the ongoing work. Assay data is electronically entered into the Company database and periodically compared to hardcopies of the data. Intercepts are routinely inspected for anomalous results in comparison to nearest neighbour intercepts. Approximately 15 to 20% of all mineralized intercepts in exploration holes are re-assayed to verify accuracy and precision as well as consistency of assay results. Grade control assays are done in house with check assays sent to ITMA Laboratories (Oviedo, Spain), which duplicate procedures used by the Company. Assays for exploration holes are done by ITMA Laboratories with re-assays by Rocky Mountain Laboratories (Reno, Nevada, USA) or Lakefield Oretest Pty Limited (Australia). One duplicate, one blank and one standard are routinely used for quality assurance. Finally to minimize data entry error, the geochemical data is downloaded into the Company's database, through a modem or email directly from the laboratory and periodically checked with hardcopies of all data that is kept in drill hole files in the respective project offices.

DIVIDENDS

The Company has not declared or paid any dividend on its common shares and has no dividend policy with respect to the payment of dividends. The decision to pay dividends and the amount thereof is at the discretion of the Company’s Board of Directors and is governed by such factors as earnings, capital requirements and the operating and financial condition of the Company. There can be no assurances that the Company will pay dividends in the future and it is not anticipated that any will be paid in the foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company is authorized to issue an unlimited number of Common Shares, of which there are 160,323,508 issued and outstanding as of March 29, 2006. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Company’s board of directors at its discretion from funds legally available therefore and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends

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or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Preference Shares

The preference shares may, at any time or from time to time, be issued in one or more series.  The Company’s board of directors shall fix before issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of preference shares including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, and any sinking fund or other provisions.  Except as required by law or as otherwise determined by the Company’s board of directors in respect of a series of shares, the holder of a preference share shall not be entitled to vote at meetings of shareholders. There are no preference shares outstanding.

NATURE OF TRADING MARKET

The Company's Common Shares are listed and posted for trading on the TSX under the symbol “RNG”.  The following table sets forth information relating to the trading of the Common Shares on the TSX for the months indicated.

Month	High (Cdn$)	Low (Cdn$)	Volume

January 2005	2.55	2.15	10,698,742
February 2005	2.54	2.10	9,131,453
March 2005	2.56	2.02	9,574,845
April 2005	2.01	1.55	10,245,610
May 2005	1.97	1.50	,8,667,983
June 2005	1.98	1.63	4,396,288
July 2005	2.06	1.96	4,941,335
August 2005	2.05	1.90	10,800,927
September 2005	1.90	1.57	28,046,957
October 2005	1.60	1.25	9,647,066
November 2005	1.62	1.28	8,014,582
December 2005	1.60	1.38	16,294,263

The Company’s Warrants are listed and posted for trading on the TSX under the symbol “RNG.WT”. The following table sets forth information relating to the trading of the Warrants on the TSX for the months indicated.

Month	High (Cdn$)	Low (Cdn$)	Volume

January 2005	0.45	0.33	1,283,850
February 2005	0.41	0.33	426,150
March 2005	0.50	0.28	678,775
April 2005	0.33	0.18	674,550
May 2005	0.32	0.17	933,725
June 2005	0.26	0.19	338,250
July 2005	0.27	0.22	151,850

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August 2005	0.22	0.17	497,250
September 2005	0.23	0.15	1,259,000
October 2005	0.17	0.14	617,500
November 2005	0.17	0.11	948,500
December 2005	0.18	0.11	1,012,600

The Company's Common Shares are listed and posted for trading on the AMEX under the symbol “RNO”.  The following table sets forth information relating to the trading of the Common Shares on the AMEX for the months indicated.

Month	High (US$)	Low (US$)	Volume

January 2005	2.22	1.66	669,500
February 2005	2.07	1.65	484,900
March 2005	2.16	1.60	1,288,700
April 2005	1.73	1.23	909,300
May 2005	1.59	1.13	1,097,800
June 2005	1.63	1.25	535,000
July 2005	1.80	1.59	540,000
August 2005	1.71	1.52	1,137,600
September 2005	1.63	1.32	1,112,800
October 2005	1.42	1.04	1,533,300
November 2005	1.42	1.07	796,300
December 2005	1.41	1.15	1,122,000

DIRECTORS AND OFFICERS OF THE COMPANY

The following table sets forth the names municipalities of residence of directors and executive officers of the Company, their positions and offices with the Company, their principal occupations and their respective terms of office.

Name and Municipality of Residence	Position with the Company and Present Principal Occupation	Term of Office
Juan Herrero Abelló Lisboa, Portugal	Director of the Company Chief Operating Officer, Media Capital, SGPS, SA.	February 2002 to Present
David Baril Oviedo, Spain	Chief Operating Officer of the Company	February 7, 2005 to present
Anthony H. Bloom London, England	Lead Independent Director of the Company Chairman, Rockridge Consolidated Ltd.	Director from March 1995 to present Lead Independent Director January 27, 2005 - present
Chris I. von Christierson London, England	Director, Chief Executive Officer and Chairman of the Company	Director and Chairman February 1994 to present CEO from February 1994 to February 1999 and from January 1, 2006 to present

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Javier Colilla Madrid, Spain	Senior Vice President, Corporate of the Company	February 2001 to present VP Finance and CFO from June 1996 to February 2001
John H. Craig Toronto, Canada	Corporate Secretary Partner, Cassels Brock & Blackwell LLP	September 2000 to present
Clifford J. Davis Kemble, Canada	Director of the Company Retired	September 3, 2004 to present
Omar Gómez Avilés, Spain	Chief Financial Officer of the Company	June 2002 to present Financial Manager from November 2001 to June 2002
Carl Hering Brandon, Manitoba, Canada	Senior Vice-President, Exploration and Business Development of the Company	February 1, 2006 to present
John W.W. Hick Toronto, Canada	Director and Vice-Chairman of the Company	Director from December 1997 to present CEO from December 1, 2004 to December 31, 2005 Vice-Chairman from September 21, 2004 to December 1, 2004, and January 1, 2006 to present
Alberto Lavandeira Oviedo, Spain	President and Director of the Company	Director from June 2000 to present President from February 1997 to present CEO from June 1999 to December 1, 2004 CFO from February 2001 to June 2002 COO from February 1997 to April 2001
David N. Murray London, England	Director of the Company Retired	November 2002 to present
Rupert Pennant-Rea London, England	Director of the Company Chairman, Henderson Group plc.	December 5, 2003 to present
Hugh R. Snyder Toronto, Canada	Director of the Company President of H.R. Snyder Consultants	February 1994 to present

All directors have held the above positions throughout the past five years, other than: Mr. Herrero Abelló, who from April 1996 to October 2001, was Chief Executive Officer and director of Arjil & Cie. Espana and from February 2002 to December 2005 was Managing Director of PRISA Internacional; Mr. Hick, who from December 2001 to June 25, 2003, was President and Chief Executive Officer of Geomaque Explorations Inc., and from February 2003 to September 2004 was President and Chief Executive Officer of Defiance Mining Corporation and from December 1, 2004 to December 31, 2005 was Chief Executive Officer of the Company; Mr. Murray, who from February 2000 to July 2002 was Chief Executive Officer of Avgold Limited; Mr. Gómez, who prior to November 2001, was with Arthur Andersen; Mr. Davis, who was President and Chief Operating Officer of TVX Gold Inc. from January 1999 to March 2001, President and Chief Executive Officer of Gabriel Resources Ltd. from April 2001 to June 2002, Chairman of the board of directors of Geomaque Explorations Inc. from July 2002 to June 2003 and  Chairman of the board of directors of Defiance Mining Corporation from June 2003 to September 2004; Mr. Baril who prior to joining the Company was the General Manager of the

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Cajamarquilla Zinc Refinery since 2001 and prior thereto, operations manager of the Polaris mine; Mr. Pennant-Rea, who from 1996 to March 2005 was Chairman of The Stationery Office Holdings Ltd.; and Mr. Hering who prior to joining the Company was an independent geological consultant since September 1999.

Directors are elected at each annual meeting of Rio Narcea’s shareholders and serve as such until the next annual meeting or until their successors are elected or appointed.

As of the date hereof, the number of Common Shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by all directors and executive officers of the Company as a group, was 473,970 Common Shares, representing less than 1% of the outstanding common shares of the Company. The information as to Common Shares beneficially owned or over which control is exercised not being within the control of the Company, has been furnished by the directors and executive officers directly.

Committees of the Board of Directors

The Company has five permanent committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Environmental, Health and Safety Committee and the Technical and Projects Committee.

Compensation Committee

The Compensation Committee presently consists of three Directors, Anthony H. Bloom (Chairman), Juan Herrero Abelló and Rupert Pennant-Rea, all of whom are independent Directors. It carries out the following responsibilities:

•

annually, reviewing and making recommendations to the Board regarding compensation policies and practices;

•

making recommendations to the Board with respect to the compensation of the Company’s executive officers and senior management.

•

making recommendations to the Board with respect to Director remuneration for serving on  the Board or a  Committee thereof; and

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee presently consists of three Directors, Anthony H. Bloom (Chairman), Juan Herrero Abelló and Rupert Pennant-Rea, all of whom are independent Directors. The Committee is responsible for developing and implementing the Company’s corporate governance guidelines having regard to applicable rules and policies of regulatory bodies and good corporate practices and is also responsible for the implementation of appropriate structures and procedures to monitor and enforce compliance with such rules, policies and practices. In addition, the Committee is responsible for identifying and recommending nominees to the Board for eventual election or appointment to the Board as well as reviewing on a periodic basis the size and composition of the Board. The Committee is also responsible for establishing procedures for and monitoring the orientation of new Board members, assessing the effectiveness of the Board as whole and individual members and ensuring the Board consists of an appropriate number of independent directors.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee presently consists of three Directors, Clifford J. Davis (Chairman), David N. Murray and Hugh R. Snyder, all of whom are unrelated and independent Directors. The Committee ensures the integrity of the Company's systems for environmental controls and compliance and employee health and safety and oversees environmental audits and independent reviews of the Company's environmental compliance practices. The Chief Executive Officer and the Chief Operating Officer of the Company are invited to attend as required.

Technical and Projects Committee

The Technical and Projects Committee presently consists of thee Directors, David N. Murray(Chairman), Hugh R. Snyder and Clifford J. Davis, all of whom are unrelated and independent Directors. The Chief Executive Officer, the Chief Operating Officer and any other

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officers of the Company as appropriate are invited to attend as required. The Committee carries out the following duties and reports on each area to the Board:

•

reviews technical and financial aspects of new investments proposed by management as well as existing projects;

•

monitors progress, technical and cost, against plan of development projects through feasibility, construction and start-up; and

•

reviews exploration programs and budgets submitted by management and monitors the progress of such programs.

Audit Committee

The Audit Committee presently consists of three Directors, Rupert Pennant-Rea (Chairman), Anthony H. Bloom and Hugh R. Snyder, all of whom are independent Directors and financially literate as that term is defined in Multilateral Instrument 52-110. The Company is in full compliance with Canadian Securities Administrators Multilateral Instrument 52-110 which deals with the role, compensation of audit committees and the qualifications of its members.

The Company has adopted an Audit Committee Charter, which confirms that the purpose of the Audit Committee are to assist the Board of Directors in fulfilling its financial reporting and control responsibility to the shareholders and the investment community.

The Charter also deals with such matters as the responsibilities of management with respect to the Company’s accounting and financial reporting function, composition of the Audit Committee and qualifications of Audit Committee members, the frequency and conduct of Audit Committee meetings and the duties and powers of the Audit Committee. A copy of the Charter is attached hereto as Schedule “A”.

Relevant Education and Experience

Set out below is a description of the education and experience of each audit committee member that is relevant to the performance of his responsibilities as an audit committee member.

Rupert Pennant-Rea

Mr. Pennant-Rea is Chairman of the Company’s Audit Committee. He currently is and has been since 1996 the Chairman of the Audit Committee of Sherritt International Corporation, and since 1997 the Chairman of British American Tobacco plc. He holds degrees in Economics from Trinity College, Dublin and the University of Manchester. His past experience includes editor of The Economist and Deputy Governor of the Bank of England.

Anthony H. Bloom

Mr. Bloom holds a Bachelor of Commerce and Bachelor of Laws degrees from the University of Witwatersrand and Master of Laws from Harvard Law School. He was awarded a Doctor of Laws degree by the University of Witwatersrand in 2002. Mr. Bloom has held a number of management positions that required him to be financial literate including Chairman and Chief Executive Officer of a multi-billion dollar South African company. He is presently Chairman of Cine-World Ltd., the second largest cinema exhibition company in Europe. He is also a director of several public and private companies in North America, Europe and South Africa.

Hugh R. Snyder

Mr. Snyder is an engineer and financial analyst with more than 40 years professional experience, including Managing Director of  Khan Copper Mines (1964 to 1970), financial analyst at Brinco Ltd. (1970 to 1971), Manager, Corporate Development Brinco Ltd. (1971 to 1974), President and Chief Executive Officer of Western Mines Ltd (1974-1978), President and Chief Executive Officer of Brinco Ltd. (1978 to 1985). He has also served on several boards including Chairman and CEO of  SouthernEra Resources Limited (1986 to 1991), Chairman of Greenstone Resources Inc. (1993 to 1997), Chairman of Normina Resources (1993) and Chairman of  Fronteer Development Group (1997-2003). In addition to his role at Rio Narcea, Mr. Snyder is also Chairman of Frontera Copper Corp.  Mr. Snyder holds a B.Sc. engineering degree from University of  Witwatersrand and completed the Program for Management Development at Harvard Business School.

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Pre-Approval Policies and Procedures

The Audit Committee’s charter sets out responsibilities regarding the provision of non-audit services by the Company’s external auditors.  This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor’s independence and requires Audit Committee pre-approval of permitted audit and audit-related services.

External Auditor Service Fees

Audit Fees

The aggregate audit fees billed by the Company’s external auditors for the financial year ended December 31, 2005 were $435,700 (Euro 350,000) (December 31, 2004 – $181,300). These services consisted of professional services rendered by Ernst & Young LLP for the audit and review of the Company’s financial statements or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate audit-related fees billed by the Company’s external auditors for the financial year ended December 31, 2005 were $64,500 (Euro 51,800) (December 31, 2004 – $114,400).  These services correspond to assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. These services consisted of the review of the internal control procedures in relation with Sarbanes Oxley Act – Section  404.

Tax Fees

The aggregate tax fees in respect of tax compliance, tax advice and tax planning billed by the Company’s external auditors for the financial year ended December 31, 2005 were $43,200 (December 31, 2004 – $23,000).  These services correspond to professional services rendered by Ernst & Young LLP in connection with tax compliance, tax advice and tax planning.  These services consisted of the preparation of the Canadian tax forms for the Canadian companies included in Rio Narcea group of companies.

All Other Fees

All other fees billed by the Company’s external auditors during the financial year ended December 31, 2005 were $24,700 (December 31, 2004 – Nil).  These services consisted of assistance in liquidation processes of inactive companies included in Rio Narcea group of companies.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

No director or executive officer of Rio Narcea or a shareholder holding a sufficient number of securities of Rio Narcea to affect materially the control of the Company is, or within the ten years prior to the date hereof has been, a director or executive officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has, within the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

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Conflicts of Interest

To the best of the Company’s knowledge, and other than as disclosed below, there are no known existing or potential conflicts of interest between Rio Narcea and any director or officer of Rio Narcea, except that certain of the directors and officers serve as directors and officers of other public companies and therefore it is possible that a conflict may arise between their duties as a director or officer of Rio Narcea and their duties as a director or officer of such other companies.  See “Description of the Business — Risk Factors — Conflicts of Interest”.

The directors and officers of the Company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and Rio Narcea will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers.  All such conflicts will be disclosed by such directors or officers in accordance with the Canada Business Corporations Act and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Certain directors and executive officers of Rio Narcea and Defiance may have had certain interests in connection with the plan of arrangement, including John W. W. Hick who, prior to the completion of the plan of arrangement, was the President and Chief Executive Officer and a director of Defiance as well as a director of Rio Narcea. In respect of all matters in relation to discussions between the two companies and in relation to the plan of arrangement, Mr. Hick had declared his interest by virtue of his positions with both companies and absented himself from all discussions and abstained from all votes on these and all related matters.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario.

The warrant agent for the Warrants is Computershare Trust Company of Canada at its principal offices in Toronto, Ontario.

MATERIAL CONTRACTS

The only material contracts entered into by the Company within the financial year ended December 31, 2005 or before such time that are still in effect, other than in the ordinary course of business, are as follows:

1.

The common share purchase warrant indenture, as supplemented, between the Company and Computershare Trust Company of Canada dated as of September 11, 2003 referred to under the heading “General Development of the Business – Equity Financing”.

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INTERESTS OF EXPERTS

The following individuals are the qualified persons as defined by National Instrument 43-101 in connection with the mineral reserve and mineral resource estimates contained in this annual information form:

1.

Alan C. Noble, P.E. of Ore Reserves Engineering is the qualified person responsible for updates to the mineral reserve and mineral resource estimates for the El Valle and Carlés mines.

2.

Daniel C. Leroux, P. Geo., of A.C.A. Howe International Limited is the qualified person responsible for the mineral reserve and mineral resource estimates for the Tasiast project.

3.

Alan C. Noble, P.E., of Ore Reserves Engineering is the qualified person responsible for the mineral reserve and mineral resource estimates for the Aguablanca project.

4.

Hrayr Agnerian, P. Geo, of Roscoe Postle Associates Inc. is the qualified person responsible for the mineral resource estimate for the Salave gold project.

The following are the technical reports prepared in accordance with NI 43-101 from which technical information contained in this annual information form has been derived:

1.

Tasiast Project – Felix N.F. Lee, P. Geo, Daniel C. Leroux, P. Geo., Bruce Bradly, P.Eng and Alex Mitchell, C. Eng (UK) of A.C.A. Howe International Limited prepared a 43-101 report for the Company entitled “Technical Report on the Tasiast Gold Project – Islamic Republic of Mauritania” dated January 31, 2006.

2.

Aguablanca Project – David Dodd, Technical Director of Metallurgical Design and Management (Pty.) Ltd. prepared a feasibility study report for Rio Narcea, untitled “Feasibility Study Aguablanca Project” dated July 2002.

3.

Salave Gold Project - Hyayr Agerian, M.Sc. (Applied) P.Geo., of Roscoe Postle Associates Inc. prepared a 43-101 report for the Company entitled “Report on the Salave Gold Deposit Spain” dated October 29, 2004.

Each of such reports are available on SEDAR at www.sedar.com under the Company’s profile and a summary of such reports is contained in this annual information form under “Description of Mines, Development Projects and Exploration Properties”.

None of Roscoe Postle Associates Inc., A.C.A. Howe International Limited, SNC Lavalin Inc., or ORE Reserves Engineering, held any securities of the Company or of any associate or affiliate of the Company when they prepared the reports referred to above or following the preparation of such reports nor did they receive any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company in connection with the preparation of such reports.

None of Roscoe Postle Associates Inc., A.C.A. Howe International Limited, SNC Lavalin Inc., or ORE Reserves Engineering, their respective directors, officers or employees, nor Messrs. Agnerian, Kroon, Demers, Gauthier, Lafleur, Purtich, Leroux, Lee, Bradly, Mitchell or Noble, is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

ADDITIONAL INFORMATION

Additional information including directors’ and officers’ remuneration and indebtedness, principal shareholders of Rio Narcea’s securities, and securities authorized for issuance under equity compensation plans is contained in Rio Narcea's information circular for its most recent annual meeting of shareholders that involved the election of directors and additional financial information is provided in Rio Narcea’s comparative financial statements for its most recently completed financial year. Additional financial information is provided in the Company’s audited consolidated financial statements and management’s discussion and analysis for the financial year ended December 31, 2005.

AIF 2005

Rio Narcea Gold Mines, Ltd.

SCHEDULE “A”

RIO NARCEA GOLD MINES, LTD.

AUDIT COMMITTEE CHARTER

I.

Purpose

The Audit Committee’s mandate is to provide assistance to the Board of Directors of Rio Narcea Gold Mines, Ltd. (the “Company”) in fulfilling its financial reporting and control responsibility to the shareholders and the investment community.

II.

Composition

The Committee will be comprised of at least three directors of the Company, all of whom, subject to any exemptions set out in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) will be independent and financially literate.  In addition, at least one member of the Audit Committee shall have accounting or related financial expertise as such qualifications are interpreted by the board of directors.  An “independent” director is a director who has no direct or indirect material relationship with the Company.  A “material relationship” is a relationship which could, in the view of the Board of Directors of the Company, be reasonably expected to interfere with the exercise of the director’s independent judgement or a relationship deemed to be a material relationship pursuant to Sections 1.4 and 1.5 of MI 52-110, as set out in Schedule “A” hereto.  A “financially literate” director is a director who has the ability to read and understand a set of financial instruments that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the financial statements of the Company.

III.

Responsibilities

Responsibilities of the Audit Committee generally include, but are not limited to, the undertaking of the following tasks:

•

Making recommendations to the Board of Directors of the Company regarding the selection, evaluation and compensation of the external auditors to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company.  In making such recommendations, the Audit Committee will:

-

confirm the independence of the auditors and report to the Board of Directors of the Company its conclusions on the independence of the auditors and the basis for these conclusions; and

-

meet with the auditors and financial management to review the scope of the proposed audit for the current year, and the audit procedures to be used; and

-

obtain from the external auditors confirmation that they are participants in good standing in the Canadian Public Accountability Board oversight program and in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (U.S.) and other legal or regulatory requirements with respect to the audit of the financial statements of the Company.

•

Overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.  In overseeing such work, the Audit Committee will:

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Rio Narcea Gold Mines, Ltd.

-

review with the external auditors any audit problems or difficulties and management’s response;

-

at least annually obtain and review a report prepared by the external auditors describing (i) the auditors’ internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, and reviewing any steps taken to deal with any such issues;

-

serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system and overseeing management’s reporting on internal control;

-

provide open lines of communication among the external auditors, financial and senior management, and the Board of Directors of the Company for financial reporting and control matters;

-

make inquires of management and the external auditors to identify significant business, political, financial and control risks and exposures and assess the steps management has taken to minimize such risks to the Company;

-

establish procedures to ensure that the Audit Committee meets the external auditors on a regular basis in the absence of management;

-

ensure that the external auditors prepare and deliver annually a detailed report covering 1) critical accounting policies and practices to be used; 2) material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; 3) other material written communications between the external auditors and management such as any management letter or schedule of unadjusted differences; and 4) such other aspects as may be required by the Audit Committee or legal or regulatory requirements;

-

consider any reports or communications (and management's responses thereto) submitted to the Audit Committee by the external auditors, including reports and communications related to:

•

deficiencies noted following the audit of the design and operation of internal controls;

•

consideration of fraud in the audit of the financial statement;

•

detection of illegal acts;

•

the external auditors responsibility under generally accepted auditing standards;

•

significant accounting policies;

•

management judgements and accounting estimates;

•

adjustments arising from the audit;

•

the responsibility of the external auditors for other information in documents containing audited financial statements;

•

disagreements with management;

•

consultation by management with other accountants;

•

major issues discussed with management prior to retention of the external auditors;

•

difficulties encountered with management in performing the audit;

•

the external auditors judgements about the quality of the entity's accounting principles; and

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Rio Narcea Gold Mines, Ltd.

•

reviews of interim financial information conducted by the external auditors;

-

review the form of opinion the external auditors propose to render to the Audit Committee, the Board of Directors and shareholders;

-

discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditors or management, and the financial impact thereof.

•

Pre-approving all non-audit services to be provided to the Company or its subsidiaries by the Company’s external auditor, subject to any exemptions set out in MI 52-110.  Notwithstanding the pre-approval process, the Audit Committee will ensure that the external auditors are prohibited from providing the following non-audit services and will determine which other non-audit services the external auditors are prohibited from providing:

-

bookkeeping or other services related to the accounting records or financial statements of the Company;

-

financial information systems design and implementation;

-

appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

-

actuarial services;

-

internal audit outsourcing services;

-

management functions or human resources;

-

broker, dealer, investment adviser or investment banking services;

-

legal services and expert services unrelated to the audit; and

-

any other service that the Audit Committee determines to be impermissible.

•

The external auditors shall submit annually to the Company and the Audit Committee a formal written statement of the fees billed for each of the following categories of services rendered by the external auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports for that fiscal year; and (ii) all other services rendered by the external auditors for the most recent fiscal year, in the aggregate and by each service.

•

Reviewing the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses the information.  In connection with such review, the Audit Committee will ensure that:

-

management has reviewed the financial statements with the Audit Committee, including significant judgments affecting the financial statements;

-

the members of the Audit Committee have discussed among themselves, without management or the external auditors present, the information disclosed to the Audit Committee; and

-

the Audit Committee has received the assurance of both financial management and the external auditors that the Company’s financial statements are fairly presented in conformity with Canadian GAAP in all material respects.

•

Ensuring that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in paragraph above, and periodically assessing the adequacy of those procedures.

•

Reviewing, evaluating and monitoring the Company’s risk management program including the revenue protection program. This function should include:

-

risk assessment;

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Rio Narcea Gold Mines, Ltd.

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quantification of exposure;

-

risk mitigation measures; and

-

risk reporting

•

Reviewing the-adequacy of the resources of the finance and accounting group, along with its development and succession plans.

•

Establishing procedures for:

-

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

-

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Reviewing and approving the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

•

Annually reviewing and revising this Charter as necessary with the approval of the Board of Directors of the Company and the text relating to this Charter which is required to appear in the annual information form of the Company, as more specifically set out in Form 52-110FI Audit Committee Information Required in an AIF.

•

Reviewing and assessing the adequacy of the Code of Business Conduct and Ethics governing the officers, directors and employees of the Company and the Code of Ethics governing Financial Reporting Officers at least annually or otherwise, as it deems appropriate, and propose recommended changes to the Board of Directors.

•

Reporting its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

•

Reviewing and discussing with management, and approving all related party transactions.

IV.

Authority

The Audit Committee has the authority to:

Engage independent counsel and other advisors as the Audit Committee determines necessary to carry out its duties;

Set and pay the compensation for any advisors employed by the Audit Committee; and

Communicate directly with the external auditors.

V.

Administrative Procedures

The Audit Committee will meet regularly at times necessary to perform the duties described above in a timely manner, but not less than four times a year.  Meetings may be held at any time deemed appropriate by the Audit Committee and by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

At the discretion of the Audit Committee, meetings may be held with representatives of the external auditors and appropriate members of management.

The external auditors will have direct access to the Audit Committee at their own initiative.

The Chairman of the Audit Committee will report periodically to the Board of Directors of the Company.

Multilateral Instrument 52-110 Audit Committees (“MI 52-110”)

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Rio Narcea Gold Mines, Ltd.

Schedule A to Audit Committee Charter

Meaning of Independence (section 1.4 of MI 52-110):

(1)

An audit committee member is independent if he or she has no direct or indirect material relationship with the issuer.

(2)

For the purposes of subsection (1), a "material relationship" is a relationship which could, in the view of the issuer's board of directors, be reasonably expected to interfere with the exercise of a member's independent judgment.

(3)

Despite subsection (2), the following individuals are considered to have a material relationship with an issuer:

(a)

an individual who is, or has been within the last three years, an employee or executive officer of the issuer;

(b)

an individual whose immediate family member is, or has been within the last three years, an executive officer of the issuer;

(c)

an individual who:

(i)

is a partner of a firm that is the issuer's internal or external auditor,

(ii)

is an employee of that firm, or

(iii)

was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(d)

an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i)

is a partner of a firm that is the issuer's internal or external auditor,

(ii)

is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)

was within the last three years a partner or employee of that firm and personally worked on the issuer's audit within that time;

(e)

an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the issuer's current executive officers serves or served at that same time on the entity's compensation committee; and

(f)

an individual who received, or whose immediate family member who is employed as an executive officer of the issuer received, more than $75,000 in direct compensation from the issuer during any 12 month period within the last three years.

(4)

Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because

(a)

he or she had a relationship identified in subsection (3) if that relationship ended before March 30, 2004; or

(b)

he or she had a relationship identified in subsection (3) by virtue of subsection (8) if that relationship ended before June 30, 2005.

(5)

For the purposes of clauses (3)(c) and (3)(d), a partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

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Rio Narcea Gold Mines, Ltd.

(6)

For the purposes of clause (3)(f), direct compensation does not include:

(a)

remuneration for acting as a member of the board of directors or of any board committee of the issuer, and

(b)

the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

(7)

Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because the individual or his or her immediate family member

(a)

has previously acted as an interim chief executive officer of the issuer, or

(b)

acts, or has previously acted, as a chair or vice-chair of the board of directors or of any board committee of the issuer on a part-time basis.

(8)

For the purpose of section 1.4, an issuer includes a subsidiary entity of the issuer and a parent of the issuer.

Additional Independence Requirements for Audit Committee Members (section 1.5 of MI 52-110):

(1)

Despite any determination made under section 1.4 of MI 52-110, an individual who

(a)

accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee, or as a part-time chair or vice-chair of the board or any board committee; or

(b)

is an affiliated entity of the issuer or any of its subsidiary entities,

is considered to have a material relationship with the issuer.

(2)

For the purposes of subsection (1), the indirect acceptance by an individual of any consulting, advisory or other compensatory fee includes acceptance of a fee by

(a)

an individual's spouse, minor child or stepchild, or a child or stepchild who shares the individual's home; or

(b)

an entity in which such individual is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the issuer or any subsidiary entity of the issuer.

(3)

For the purposes of subsection (1), compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

AIF 2005

Rio Narcea Gold Mines, Ltd.